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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

AMC ENTERTAINMENT HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 26, 2016

DEAR STOCKHOLDERS:

              We cordially invite you to attend the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc., which will be held on April 26, 2016 at 4:00 p.m. (Central Time) at the AMC Theatre Support Center, located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 for the following purposes:

    1.
    To elect to our Board of Directors the following three nominees for terms expiring at the 2019 Annual Meeting: Mr. Lin Zhang, Mr. Adam Aron, and Mr. Jack Gao.

    2.
    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2016.

    3.
    To conduct a non-binding advisory vote to approve the compensation of named executive officers.

              These items of business are more fully described in the Proxy Statement accompanying this notice.

              Our Board has fixed the close of business on February 29, 2016 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of AMC Entertainment Holdings, Inc. at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

              Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring your proxy card and a proper form of identification such as your driver's license to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

              In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by telephone or Internet, or by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the United States) return envelope.

ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By Order of the Board of Directors,
One AMC Way
11500 Ash Street, Leawood, KS 66211	Senior Vice President, General Counsel and Secretary
March 23, 2016

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 26, 2016:
The Proxy Statement and 2015 Annual Report to Stockholders
are available at http://www.envisionreports.com/amc

AMC ENTERTAINMENT HOLDINGS, INC.
INDEX

i

ii

PROXY STATEMENT

 PROXY SUMMARY

              This summary highlights selected information and does not contain all of the information that you should consider in deciding how to vote. You should read the entire proxy statement carefully before voting.

2016 ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	4:00 p.m. (Central Time), Tuesday, April 26, 2016
Place:	AMC Theatre Support Center located at One AMC Way, 11500 Ash Street, Leawood, KS 66211
Record Date:	February 29, 2016
Voting:	As of the record date, holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share.

Voting Recommendations

Agenda Item	Board Vote Recommendation
Proposal No. 1:
Election to our Board of Directors the following three nominees for terms expiring at the 2019 Annual Meeting: Mr. Lin (Lincoln) Zhang, Mr. Adam Aron, and Mr. Jack Gao.	FOR each Director Nominee
Proposal No. 2:
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016.	FOR
Proposal No. 3:
Non-binding advisory vote to approve the compensation of named executive officers (the "say-on-pay vote").	FOR

Business Highlights

              2015 was a year of progress and accomplishments for our Company on many fronts. We continue to execute on our strategy of being the customer experience leader. Based on record industry box office performance in calendar 2015 and the success of our strategic initiatives, we increased total revenues approximately 9.3% to $2,946.9 million in calendar 2015, compared to total revenues of $2,695.4 million for calendar 2014. Consistent with our plans to augment shareholder returns through return of capital, we paid dividends to our stockholders of approximately $78.6 million and $58.5 million during 2015 and 2014, respectively. We executed a seamless leadership transition following Mr. Gerardo Lopez's decision to resign as Chief Executive Officer, President, and Director of the Company, effective August 6, 2015. In addition to executing on our strategic initiatives, which produced record revenue and adjusted EBITDA in 2015, we also consummated the acquisition of SMH Theatres, Inc. ("Starplex Cinemas") during the month of December, which consisted of 33 theatres and 346 screens.

              Effective January 4, 2016, the Board hired Mr. Adam M. Aron as the Chief Executive Officer, President, and Director of the Company. Mr. Aron brings to us significant business and executive leadership experience, including valuable insight into consumer services. Mr. Aron has more than 20 years of experience as a Chief Executive Officer and more than 35 years of customer-engagement experience.

              Highlighted below are some of our key accomplishments:

              Attendance increased 5.2% in 2015, compared to 2014. From an industry perspective, 2015 attendance grew approximately 4.3%, compared to 2014. AMC outperformed the industry on attendance growth by 90 basis points, compared to last year. Total revenues for 2015 grew 9.3% to a record $2,946.9 million, compared to total revenues of $2,695.4 million for calendar 2014. Total revenues for 2015 included a record $1,892.0 million of admissions revenue (7.2% growth over last year), a record $910.1 million of food and beverage revenue (14.1% growth over last year), and a record $144.8 million of other theatre revenues (9.5% growth over last year).

    (1)
    Net earnings for 2013 included the reversal of income tax valuation allowance, which increased our net earnings for that year by $265.6 million.

              Net earnings increased by 62.1% in 2015, compared to 2014. In 2015, net earnings was approximately $103.9 million compared to $64.1 million in 2014.

    (1)
    Adjusted EBITDA and Free Cash Flow measures are not based on accounting principles generally accepted in the U.S. ("non-GAAP financial measures") and these measures are defined and reconciled to the most directly comparable U.S. GAAP measure in Appendix A.

              Adjusted EBITDA set a new record growing 15.6% to $536.5 million in calendar 2015 as a result of higher attendance, increased food and beverage per patron and average ticket price contributions, in conjunction with active cost management. Free cash flow increased 72.2% to $121.2 million in calendar 2015, compared to calendar 2014.

 GENERAL INFORMATION

              This proxy statement is provided in connection with the solicitation of proxies by the Board of Directors (the "Board") of AMC Entertainment Holdings, Inc., a Delaware corporation ("we," "us," the "Company" or "AMC"), for use at the 2016 Annual Meeting of Stockholders of the Company, to be held on April 26, 2016 at 4:00 p.m. (Central Time), or any adjournment or postponement thereof, at the AMC Theatre Support Center located at One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 (the "Annual Meeting").

              Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual meeting, proxy statement and annual report to stockholders over the Internet at www.envisionreports.com/amc. These proxy materials are available without charge.

              This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about March 23, 2016. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at One AMC Way, 11500 Ash Street, Leawood, KS 66211.

 VOTING AT THE ANNUAL MEETING

              The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). Only stockholders of record of our Common Stock at the close of business on February 29, 2016, the date selected as the record date by our Board, are entitled to vote at the Annual Meeting. On the record date, there were 21,613,532 shares of Class A common stock and 75,826,927 shares of Class B common stock outstanding. The holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to three votes per share, and such holders generally vote together as a single class on all matters. All of our Class B common stock is held by a subsidiary of the Dalian Wanda Group Co., LTD (together with its affiliates, "Wanda"). Because of the three-to-one voting ratio between our Class B and Class A common stock, Wanda controls a majority of the combined voting power of our Common Stock at the record date and therefore will be able to control all matters submitted to our stockholders for approval at the Annual Meeting.

The Proxy

              If your Common Stock is held through a broker, bank or other nominee (held in street name), you will receive instructions from such entity that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting. If you hold your shares in your own name as a holder of record with our transfer agent, you may instruct the proxies how to vote following the instructions listed on the proxy card to vote over the Internet, or by signing, dating and mailing the proxy card. Of course, you can always come to the meeting and vote your shares in person.

              Proxies provided by telephone or over the Internet or by mailed proxy card by stockholders of record, unless revoked, will be voted at the Annual Meeting as directed by you, or, in the absence of such direction, as the Board recommends for Proposals 1, 2 and 3 at the Annual Meeting. A stockholder submitting a proxy by telephone or over the Internet or by mailed proxy card may revoke such proxy at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy.

              As of the printing of this proxy statement, we do not know of any other matter to be raised at the meeting. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxies will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Voting Requirement to Approve each of the Proposals

    •
    Proposal No. 1: Election of directors requires a plurality of the votes cast, which means that the three nominees for director receiving the highest number of votes FOR election will be elected as directors. Our Board recommends a vote "for" the election of each nominee.

    •
    Proposal No. 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm requires approval by the holders of a majority of the shares (by voting power) present in person or represented by proxy and entitled to vote with respect to this matter. Our Board recommends a vote "for" this proposal.

    •
    Proposal No. 3: Non-binding advisory vote on compensation of named executive officers (the "say-on-pay vote") requires approval by the holders of a majority of the shares (by voting power) present in person or represented by proxy and entitled to vote with respect to this matter. Our Board recommends a vote "for" this proposal. The vote on Proposal No. 3 is advisory.

How Votes Are Counted

              A quorum is required to transact business at our Annual Meeting. Stockholders of record holding shares of Common Stock constituting a majority of the shares issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting.

              Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. Accordingly, abstentions with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and the say-on-pay vote will have the same effect as a vote against such proposals. Because a plurality of the votes cast is required to elect directors, abstentions and withheld votes will have no effect on the election of directors. Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results.

              Under rules of the New York Stock Exchange ("NYSE"), brokers may not vote on "non-routine" proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as "non-votes." The proposals to elect directors and the say-on-pay vote are considered "non-routine," which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm, however, is considered a "routine" item, which means that brokerage firms may vote in their discretion on behalf of beneficial owners who have not furnished voting instructions. Although Proposal No. 3 is a non-binding advisory vote, our Board will review the results and will take them into account in making a determination concerning executive compensation.

 DIRECTORS OF THE COMPANY

              Our business and affairs are managed by our Board, which currently consists of the following nine members: Lin (Lincoln) Zhang, Adam M. Aron, Jack Q. Gao, Anthony J. Saich, Gary F. Locke, Kathleen Pawlus, Lloyd Hill, Maojun (John) Zeng, and Howard Koch. Mr. Zhang is our non-executive Chairman and Mr. Aron is our Chief Executive Officer ("CEO").

              Pursuant to our amended and restated certificate of incorporation, our Board is divided into three classes. The members of each class serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

    •
    Mr. Zhang, Mr. Aron, and Mr. Gao are Class III directors, whose terms will expire at the 2016 annual meeting of stockholders;

    •
    Mr. Saich, Mr. Locke, and Ms. Pawlus are Class I directors, whose terms will expire at the 2017 annual meeting of stockholders; and

    •
    Mr. Hill, Mr. Zeng, and Mr. Koch are Class II directors, whose terms will expire at the 2018 annual meeting of stockholders.

PROPOSAL 1:
ELECTION OF DIRECTORS

              At the Annual Meeting, three individuals are to be elected as Class III directors to hold a three-year term of office from the date of their election until the Company's 2019 annual meeting and until their successors are duly elected and qualified. The three nominees for election as Class III directors are: Mr. Zhang, Mr. Aron, and Mr. Gao.

              The Nominating and Corporate Governance Committee and the Board believe that the nominees have the requisite qualifications to oversee our business. Set forth below you will find certain information for each of the directors, including the nominees, which we believe evidences the directors' qualifications to serve on the Board.

              The Board recommends a vote "FOR" each of the nominees.

              Each of the biographies of the nominees for election as directors below contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Board to determine that the person should be nominated for election as a director at the Annual Meeting. The following information is as of February 26, 2016.

Nominees for Election as Class III Directors for a Term Ending 2019

              Mr. Lin (Lincoln) Zhang, 43, has served as Chairman and a director of the Company since August 2012. Mr. Zhang has served as President of Wanda Cultural Industry Group since 2012. Mr. Zhang has served on the board of directors of Wanda Cinemaline Corporation since November 2006, Dalian Wanda Commercial Properties Co., Limited since December 2009, and Dalian Wanda Group Co., Limited since February 2011. Mr. Zhang also currently serves on the board of directors of Infront Sports & Media AG, Atletico De Madrid, and World Triathlon Corporation since 2015. Prior thereto, Mr. Zhang served as Vice President of Dalian Wanda Group Co., Limited from December 2009 to December 2012. Mr. Zhang received an M.B.A. from Beijing University and a bachelor's degree in accounting from Dongbei University of Finance and Economics. Mr. Zhang is a non-practicing member of the Chinese Institute of Certified Public Accountants and a non-practicing member of the China Certified Tax Agents Association. Mr. Zhang has over 15 years of experience in financial management and operation management of large companies, especially in corporate strategy and investment, which makes him well-positioned to serve as a director for the Company.

              Mr. Adam Aron, 61, has served as Chief Executive Officer, President and a director of the Company since January 2016. From February 2015 to December 2015, Mr. Aron served as Chief Executive Officer of Starwood Hotels and Resorts Worldwide, Inc. Since 2006, Mr. Aron has served as Chairman and Chief executive Officer of World Leisure Partners, Inc. a personal consultancy for matters related to travel and tourism, high-end real estate development, and professional sports, that he founded. Mr. Aron served as Chief Executive Officer and Co-Owner of the Philadelphia 76ers from 2011 to 2013, and remains a co-owner currently. From 2006 to 2015, Mr. Aron served as Senior Operating Partner of Apollo Management L.P. Mr. Aron currently serves on the board of directors of Norwegian Cruise Line Holdings, Ltd. and the Philadelphia 76ers. Mr. Aron served on the board of directors of Prestige Cruise Holdings Inc. from 2007 to 2014. Mr. Aron received a masters of business administration degree with distinction from the Harvard Business School and a bachelor of arts degree cum laude from Harvard College. Mr. Aron brings to the Board significant business and executive leadership experience, including valuable insight into consumer services. He has more than 20 years of experience as a Chief Executive Officer, more than 25 years of experience as a corporate Director, and more than 35 years of consumer-engagement experience.

              Mr. Jack Q. Gao, 57, has served as a director of the Company since September 2015. Mr. Gao serves as the Group Vice President of Wanda Cultural Industry Group and the Chief Executive Officer of Wanda Film Holdings Company and has held such positions since joining Wanda Group in June 2015. Prior to joining Wanda, Mr. Gao served as Founder of GAO Entertainment LLC from January to May 2015. Mr. Gao served as Senior Corporate Vice President for News Corporation from 2006 to 2014. His roles at News Corporation included serving as Chief Executive Officer of News Corporation China Investments; Chief Executive Officer of Star TV China Company; Chairman of MySpace China; and Chief Representative of News Corporation Beijing Representative Office. Mr. Gao directed News Corporation strategy, government relations, business development, strategic investments and Star TV's overall sales, distribution and production operations in China. Mr. Gao serves on the board of directors of Infront Sports and Media AG, Beijing Vantone Industrial Co. Ltd., AGTech Holding Ltd. and Mr. Gao served on the board of directors of AirMedia Group Inc. from 2014 to 2015 and Bona Film Group Ltd. from 2012 to 2014. Mr. Gao has served as an Adjunct Professor for the Business School at the Chinese University of Hong Kong. Mr. Gao graduated from the Harbin Institute of Technology and the University of California, Los Angeles with a bachelor's degree, masters degree, and a Ph.D. degree in Engineering. Mr. Gao brings to the board valuable insight into business strategies and development, many years of experience as a senior executive, and experience serving on the boards of other companies.

Directors Continuing in Office

Class I Directors—Term Expiring 2017

              Mr. Anthony J. Saich, 62, has served as a director of the Company since August 2012. Mr. Saich currently serves as the Director of the Ash Center for Democratic Governance and Innovation and Daewoo Professor of International Affairs at Harvard University. In his capacity as Ash Center Director, Mr. Saich also serves as the director of the Rajawali Foundation Institute for Asia and the faculty chair of the China Public Policy Program, the Asia Energy Leaders Program and the Leadership Transformation in Indonesia Program. Mr. Saich also serves as the Chairman of the Board of Trustees of the China Medical Board and International Bridges to Justice and is the U.S. Secretary-General of the China United States Strategic Philanthropy. Mr. Saich sits on the executive committees of the John King Fairbank Center for Chinese Studies and the Asia Center, both at Harvard University, and serves as the Harvard representative of the Kennedy Memorial Trust. Mr. Saich holds a bachelor's degree in politics and geography from the University of Newcastle, United Kingdom, a master's degree in politics with special reference to China from the School of Oriental and African Studies, London University, and has a Ph.D. from the Faculty of Letters, University of Leiden, the Netherlands. Mr. Saich has over 35 years of experience in international affairs, and will provide valuable international insights to the Company.

              Mr. Gary F. Locke, 66, has served as a director of the Company since February 2016. Mr. Locke is currently a trade consultant and owner of Locke Global Strategies, LLC since 2014. Mr. Locke was the first Chinese American to be elected as a U.S. Governor when the voters of Washington elected him in 1996 and re-elected him in 2000. During his administration he strengthened economic ties between China and Washington State. Mr. Locke then served as U.S. Commerce Secretary from 2009-2011, where he led the effort to implement President Obama's National Export Initiative to double American exports in five years. He then became America's 10th Ambassador to China, serving from 2011-2014, and during his service he opened markets for made-in-USA goods and services and reduced wait times for visa interviews of Chinese applicants from 100 days to three days. Mr. Locke is a member of the board of directors of Fortinet, Inc. He attended Yale University, graduating with a Bachelor degree in political science and received his law degree from Boston University. Mr. Locke brings to the Board a global and valuable business perspective due to his extensive role in politics and experience as an Ambassador to China.

              Ms. Kathleen M. Pawlus, 55, has served as a director of the Company since December 2014. Ms. Pawlus, retired partner of Ernst and Young, LLP ("EY"), served as the Global Assurance Chief Financial Officer and Chief Operating Officer from 2012 to 2014. EY's Assurance practice is the largest of EY's four service lines and includes its Audit Practice, Fraud, Investigation and Dispute Services Practice, Climate Change and Sustainability Services Practice and its Financial Accounting Advisory Services Practice. Prior to this, from 2006 to 2012, Ms. Pawlus served as EY's Americas Chief Financial Officer, Global PBFA Function Leader and US Firm Chief Financial Officer responsible for finance, IT operations, treasury, purchasing and facilities. Ms. Pawlus served on EY's U.S. Executive Board from 2006 to 2012. Ms. Pawlus earned her bachelor of science degree from Indiana University and is a Certified Public Accountant. Ms. Pawlus brings to the Board extensive financial, accounting, operational and management experience in various capacities with more than 30 years of experience.

Class II Directors—Term Expiring 2018

              Mr. Lloyd Hill, 72, has served as a director of the Company since December 2013. Prior to his retirement in 2006, Mr. Hill served as the Chief Executive Officer and Chairman of Applebee's International, Inc. Mr. Hill serves on the board of directors and as chairman of the compensation committee and member of the audit committee of Red Robin Gourmet Burgers, Inc. and on the board of directors of E.E. Newcomer Enterprises, Inc. Mr. Hill also serves on the board of directors of Saint Luke's South Hospital, the audit committee for the Saint Luke's Health System and the development board for the University of Texas Medical Branch. Mr. Hill holds a master's degree in business administration from Rockhurst University in Kansas City, Missouri. Mr. Hill has extensive experience and knowledge of public company operations, as well as experience serving on the boards of other public companies.

              Mr. Maojun (John) Zeng, 44, has served as a director of the Company since February 2016. Mr. Zeng has been President of Wanda Cinema Line Co., Ltd, a subsidiary of Wanda group. since March 27, 2014, and has served as a member of its Board of Directors since July 30, 2013. Mr. Zeng holds an undergraduate degree and a master's degree in business administration from Renmin University of China. Mr. Zeng has experience serving in an executive leadership role at a major theatrical exhibition company in China and brings to the Board valuable theatrical exhibition knowledge.

              Mr. Howard W. "Hawk" Koch, Jr., 70, has served as a director of the Company since October 2014. Mr. Koch is a veteran movie producer and principal at The Koch Company, the former president of the Academy of Motion Picture Arts and Sciences ("AMPAS"), and President Emeritus of the Producers Guild of America. Mr. Koch currently serves on the Board of Directors of the Motion Picture & Television Fund and the National Film Preservation Foundation. Mr. Koch previously served on the Board of Governors of AMPAS from 2004 to 2013 and the Board of Directors of the Producers Guild of America from 1999 to 2012. Mr. Koch has been intimately involved with the making of over 60 major motion pictures, among them such films as "Source Code", "Fracture", "Primal Fear", "Marathon Man," "Chinatown," "Wayne's World," "Peggy Sue Got Married," "The Idolmaker," "Heaven Can Wait," "The Way We Were" and "Rosemary's Baby." Mr. Koch continues to develop and produce movies. Mr. Koch has over 50 years of experience in the motion picture industry and provides our Board with a unique insight into the production of movies that are exhibited on our screens.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

              Our Corporate Governance Guidelines and Principles reflect the principles by which the Board operates and sets forth director qualification standards, responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, chief executive officer performance review, management succession planning and other policies for the governance of the Company. A copy of the Corporate Governance Guidelines and Principles is available on our website at www.amctheatres.com under "Investor Relations"—"Governance Documents."

Risk Oversight

              The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

              The Audit Committee has primary oversight responsibility with respect to financial and accounting risks. The Audit Committee discusses with management the Company's major financial risk exposures and the Company's risk assessment and risk management policies. Management provides to the Audit Committee periodic assessments of the Company's risk management processes and systems of internal control. The Chairman of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

              The Board's other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board is kept abreast of its committees' risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at every regular Board meeting and include discussions of committee agenda topics, including matters involving risk oversight.

              The Board considers specific risk topics, including risks associated with our annual operating plan, our capital structure, and cyber security. In addition, the Board receives reports from the members of our senior leadership team that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the Board is informed of developments that could affect our risk profile or other aspects of our business.

Compensation Policies and Practices as They Relate to Risk Management

              We do not believe that any risks arising from our compensation policies or practices create or encourage the taking of excessive risks that are reasonably likely to have a material adverse effect on the Company.

Business Conduct and Ethics

              We have a Code of Business Conduct and Ethics that applies to all of our associates, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics, which address the subject areas covered by the SEC's rules, may be obtained free of charge through our website: www.amctheatres.com under "Investor Relations" / "Governance Documents." Any amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics required to be disclosed with respect to any senior executive or financial officer shall be posted on this website.

Board and Committee Information

              The Board held nine meetings during the calendar year ended December 31, 2015. Each director attended at least 75% of the total combined meetings held by the Board plus the meetings held by the committees of the Board on which such director served, except for Mr. Zhang, Mr. Liu, and Mr. Ye.

Communications with the Board

              Our stockholders and other interested parties may communicate to our Board, its committees or our non-management directors as a group, by writing to the Secretary of AMC Entertainment Holdings, Inc. at One AMC Way, 11500 Ash Street, Leawood, KS 66211. Stockholders and other interested parties should indicate that their correspondence is intended to be communicated to the Board.

Director Independence

              We avail ourselves of the "controlled company" exception under the rules of the NYSE, which permits a listed company of which more than 50% of the voting power for election of directors is held by an individual, a group or another company to not comply with certain of the NYSE's governance requirements. Because more than 50% of our voting power is held by Wanda, we are not required to have a majority of independent directors on our Board. We currently have three independent directors, Mr. Hill, Mr. Saich, and Ms. Pawlus. In addition, while we are not required to have a compensation committee or a nominating and corporate governance committee, we have established such committees, each of which is composed of three directors, one of whom is independent.

              Our Board has determined that Mr. Hill, Mr. Saich, and Ms. Pawlus are independent in accordance with NYSE rules and within the meaning of the Securities Exchange Act of 1934 (the "Exchange Act") for purposes of serving on our Audit Committee. The remaining members of the Board, Mr. Locke, Mr. Zeng, Mr. Gao, Mr. Aron, Mr. Zhang, and Mr. Koch, are not independent under the NYSE rules or within the meaning of the Exchange Act.

Board Leadership Structure

              Under our current leadership structure, the roles of Chairman of the Board and Chief Executive Officer are held by different individuals. Mr. Zhang serves as our non-executive Chairman of the Board and Mr. Aron serves as our Chief Executive Officer. At this time, our Board believes that this structure is best for the Company as it allows our Chairman to oversee board matters and assist the Chief Executive Officer with strategic initiatives, while enabling our Chief Executive Officer to develop and implement the strategic direction of the Company. Our Chairman is not considered independent under the NYSE rules.

Executive Sessions

              Our non-management directors meet in an executive session, without members of management present, no less than once per year in accordance with the NYSE rules. Our Board Chairman presides over these executive sessions.

Attendance at Annual Meetings

              We encourage our directors to attend our Annual Meeting of Stockholders, absent unusual circumstances. Five directors attended the 2015 Annual Meeting of Stockholders. Mr. Zhang, Mr. Liu, Mr. Ye, and Mr. Koch did not attend the 2015 Annual Meeting of Stockholders. Mr. Gao, Mr. Aron, Mr. Zeng, and Mr. Locke were not appointed until after the 2015 Annual Meeting of Stockholders.

Committees

              Our Board has established three standing committees. The standing committees consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The standing committees are comprised of directors as provided in the table below:

Board Member	Audit(1)	Compensation	Nominating and Corporate Governance
Lin Zhang(6)
Adam M. Aron(2)
Jack Q. Gao(3)		Chair
Anthony J. Saich	Member		Chair
Gary F. Locke(5)			Member
Kathleen M. Pawlus	Member
Lloyd Hill	Chair	Member
Maojun Zeng(4)
Howard W. Koch(6)		Member	Member
Meetings Held in 2015	5	3	2

    (1)
    Our Audit Committee is comprised of three independent members, all of whom are financially literate as defined in the NYSE rules.

    (2)
    On December 14, 2015, Mr. Aron was appointed as CEO and President and was elected as a director of the Company, effective January 4, 2016, to fill the vacancy on the Board created by Mr. Gerardo Lopez's resignation. Mr. Lopez resigned from his position as CEO, President, and Director, effective August 6, 2015.

    (3)
    Effective September 29, 2015, Mr. Gao was elected as a director and chairman of the Compensation Committee to fill the vacancy on the Board created by Mr. Chaohui Liu's resignation. On September 28, 2015, Mr. Liu provided his resignation from the Board and as chairman of the Compensation Committee, effective September 28, 2015.

    (4)
    On February 16, 2016, Mr. Maojun Zeng was elected as a director of the Company effective immediately, to fill the vacancy on the Board created by Mr. Ning Ye's resignation. On February 8, 2016, Mr. Ye provided his resignation from the Board and member of the Compensation Committee, effective February 8, 2016.

    (5)
    On February 14, 2016, Mr. Jian Wang provided his resignation from the Board and as member of the Nominating and Corporate Governance Committee, effective immediately. On February 16, 2016, Mr. Gary F. Locke was elected as a director of the Company effective immediately, to fill the vacancy on the Board created by Mr. Wang's resignation. Mr. Locke will serve as a member of the Nominating and Corporate Governance Committee.

    (6)
    On February 25, 2016, Mr. Koch was elected to serve as a member of the Compensation Committee and the Nominating and Corporate Governance Committee, effective immediately. Also on February 25, 2016, Mr. Zhang resigned as a member of the Nominating and Corporate Governance Committee.

              As a result of Mr. Lopez's resignation, the Board established a CEO Search Committee and appointed Mr. Hill, Mr. Saich, Ms. Pawlus, and Mr. Koch to serve on the committee. The Board appointed Mr. Hill to serve as Chairman of the CEO Search Committee.

              Each of our standing committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, operates under a charter, which is available on our website at www.amctheatres.com under "Investor Relations"—"Governance Documents." The functions performed by each of the standing committees of the Board are briefly described below.

Audit Committee

              Our Audit Committee consists of Mr. Hill, Mr. Saich and Ms. Pawlus. The Board has determined that Mr. Hill and Ms. Pawlus qualify as Audit Committee financial experts as defined in Item 407(d)(5) of Regulation S-K and that each member of our Audit Committee is financially literate as defined in the NYSE rules and each member is independent within the meaning of Rule 10A-3 of the Exchange Act and the NYSE rules.

              The principal duties and responsibilities of our Audit Committee are as follows:

    •
    to oversee our financial reporting process and internal control system;

    •
    to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement, oversee their work and perform an annual evaluation;

    •
    to oversee the performance of our internal audit function; and

    •
    to oversee our compliance with legal, ethical and regulatory matters.

              The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

              Our Compensation Committee consists of Mr. Gao, Mr. Hill, and Mr. Koch. Despite the exception as a "controlled company" under the NYSE rules, our Compensation Committee charter provides that one member of the Compensation Committee will be independent in accordance with NYSE rules, and Mr. Hill is that member. The principal duties and responsibilities of our Compensation Committee are as follows:

    •
    to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and non-employee directors and disclosure relating to these matters;

    •
    to review and approve the compensation of our CEO and our other executive officers; and

    •
    to provide oversight concerning the compensation of our CEO, succession planning, performance of our CEO and related matters.

Nominating and Corporate Governance Committee

              Our Nominating and Corporate Governance Committee consists of Mr. Saich, Mr. Locke, and Mr. Koch. Despite the exception as a "controlled company" under the NYSE rules, our Nominating and Corporate Governance Committee charter provides that one member of the Nominating and Corporate Governance Committee will be independent in accordance with NYSE rules, and Mr. Saich is that member. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

    •
    to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board; and

    •
    to make recommendations to our Board regarding board governance matters and practices.

              The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Nominating and Corporate Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, strategy, risk, technical expertise, policy-making, etc.).

              The Nominating and Corporate Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Nominating and Corporate Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person's name and appropriate background and biographical information in writing to the Nominating and Corporate Governance Committee at: Company Secretary, One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 or by emailing: KConnor@amctheatres.com. Invitations to serve as a nominee are extended by the Board itself via the Chairman and the Chairman of the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

              Mr. Gao, Mr. Ye, Mr. Hill and Mr. Liu were members of the Compensation Committee during the twelve months ended December 31, 2015. During the period January 1, 2015 through December 31, 2015, no member of the Compensation Committee had a relationship required to be described under the SEC rules relating to disclosure of related person transactions (other than as described below in "Related Person Transactions" with respect to agreements with Wanda) and none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee of the Company.

Director Compensation

              The following section presents information regarding the compensation paid during the twelve months ended December 31, 2015 to members of our Board who were not employees of Wanda or the Company ("non-employee directors"). The other members of our Board do not receive any compensation from the Company. Mr. Lopez's compensation is presented in the Summary Compensation Table and the related explanatory tables. Mr. Lopez did not receive additional compensation for his service as a director. We reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

Non-Employee Director Compensation

              In order to attract and retain qualified non-employee directors, the Company adopted a Non-Employee Director Compensation Plan, effective January 1, 2014, pursuant to which non-employee directors are compensated for their service to the Company. Each non-employee director receives the following annual compensation for services as a Board member:

      a)
      an annual cash retainer of $50,000 for non-employee directors who serve as a Board member;

      b)
      annual stock award with a value of $100,000 for non-employee directors who serve as a Board member. Stock awards are made pursuant to the Company's 2013 Equity Incentive Plan and are fully vested at the date of grant. The number of shares awarded to each non-employee director is determined by dividing $100,000 by the average closing price of the stock for the five trading days prior to the date of the stock award; and

      c)
      an annual cash retainer for non-employee directors who serve on a committee as follows:

Committee	Chairperson	Member
Audit	$15,000	$5,000
Compensation	10,000	5,000
Nominating and Corporate Governance	10,000	5,000

              Effective July 28, 2015, the Board approved a special CEO Search Committee associated with the search and hire of Mr. Aron. The cash retainer paid to the non-employee directors who served on the CEO Search Committee was as follows:

Committee	Chairperson	Member
CEO Search	$15,000	$5,000

              The following table presents information regarding the compensation of our non-employee directors during the twelve months ended December 31, 2015:

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Anthony J. Saich	$70,000	$95,585	$165,585
Lloyd Hill	85,000	95,585	180,585
Howard W. Koch	55,000	95,585	150,585
Kathleen M. Pawlus	60,000	95,585	155,585

    (1)
    Includes the annual cash retainer for services as a board member, the annual cash retainer for services as a member of a committee, and the annual cash retainer for services as a chairman of a committee.

    (2)
    Represents the aggregate grant date fair values, as computed in accordance with Financial Accounting Standards Board's Accounting Standard Codification Topic 718, Compensation—Stock Compensation, calculated based upon the closing price of the Company's Class A common stock on January 5, 2015 of $24.97 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

              The following table sets forth certain information regarding beneficial ownership of our Class A and Class B common stock as of February 26, 2016, with respect to:

    •
    each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of Class A and Class B common stock, together with their addresses;

    •
    each of our directors, director nominees and our Named Executive Officers; and

    •
    all directors and executive officers as a group.

              The address for each of our directors, director nominees and Named Executive Officers is c/o AMC Entertainment Holdings, Inc., One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. Each person has sole voting and dispositive power over shares held by them, except as described below.

	Class A Common Stock		Class B Common Stock
Name and Address	Number	%	Number	%
5% Beneficial Owners:
Wanda America Investment Holding Co. Ltd., a wholly-owned indirect subsidiary of Dalian Wanda Group Co., Ltd.(1)	—	—	75,826,927	100%
Ridgeworth Capital Management, LLC(2)	2,627,581	12.18%	—	—
BlackRock, Inc.(3)	1,522,149	7.10%	—	—
The Vanguard Group Inc.(4)	1,760,688	8.16%	—	—
Janus Capital Management LLC(5)	2,071,617	9.60%	—	—
Ameriprise Financial, Inc.(6)	1,462,239	6.78%	—	—
Directors, Director Nominees and Named Executive Officers:
Adam M. Aron(7)	—	*	—	—
Craig R. Ramsey(7)	55,432	*	—	—
John D. McDonald(7)	23,857	*	—	—
Elizabeth Frank(7)	26,894	*	—	—
Mark A. McDonald(7)	19,519	*	—	—
Gerardo I. Lopez(7)(10)	54,392	*	—	—
Lin Zhang(8)	—	*	—	—
Anthony J. Saich	13,090	*	—	—
Lloyd Hill	13,090	*	—	—
Gary F. Locke	4,302	*	—	—
Maojun Zeng(8)	—	*	—	—
Howard W. Koch	8,952	*	—	—
Kathleen M. Pawlus	8,255	*	—	—
Jack Q. Gao(8)	—	*	—	—
All directors and executive officers as a group (18 persons)(7)(9)(10)	279,020	1.29%	—	—

*
Less than 1%

(1)
Based on a schedule 13G filed March 5, 2014 by Wanda America Investment Holding Co. Ltd. In such filing, Wanda America Investment Holding Co. Ltd. lists its address as One AMC Way, 11500 Ash Street, Leawood, Kansas 66211. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion applicable to the Class B common stock. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to three votes and is convertible at any time into one share of Class A common stock.

(2)
Based on a Schedule 13G/A #2 filed February 8, 2016 by Ridgeworth Capital Management, LLC. In such filing, Ridgeworth Capital Management, LLC lists its address as 3333 Piedmont Road NE Suite 1500 Atlanta, GA 30305. The Schedule 13G indicates sole voting power on 1,895,341 shares and sole dispositive power on 2,627,581 shares.

(3)
Based on a Schedule 13G/A filed January 25, 2016 by BlackRock, Inc. In such filing, BlackRock, Inc. lists its address as 55 East 52nd Street, New York, New York 10055. The Schedule 13G indicates sole voting power on 1,476,070 shares and sole dispositive power on 1,522,149 shares.

(4)
Based on a Schedule 13G/A filed February 10, 2016 by The Vanguard Group Inc. In such filing, The Vanguard Group Inc. lists its address as 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G indicates sole voting power on 28,118 shares and sole dispositive power on 1,733,970 shares.

(5)
Based on a Schedule 13G/A filed on February 16, 2016 by Janus Capital Management LLC. In such filing, Janus Capital Management LLC and Janus Triton Fund list their address as 151 Detroit Street, Denver, CO 80206.

(6)
Based on a Schedule 13G/A filed February 12, 2016 by Ameriprise Financial, Inc. In such filing, Ameriprise Financial, Inc. lists its address as 145 Ameriprise Financial Center, Minneapolis, MN 55474.

(7)
Does not include vested restricted stock units and vested performance stock units that will not be settled, and will be non-transferable, until the third anniversary of the grant date.

(8)
Does not include shares of Class B common stock held by Wanda. Mr. Zhang, Mr. Gao, and Mr. Zeng are employees of Dalian Wanda Group Co., Ltd., an affiliate of Wanda American Investment Holding Co. Ltd. None of them have the power to dispose or vote any of our capital stock held by Wanda American Investment Holding Co. Ltd. Wanda American Investment Holding Co. Ltd's ownership of our Class B common stock is set forth in the table.

(9)
Includes 51,237 shares of Class A common stock beneficially held by executive officers not named in the table.

(10)
Mr. Lopez resigned from his position as CEO, President, and Director, effective August 6, 2015. The number of shares reported for Mr. Lopez represents the information available to the Company and does not include any potential shares Mr. Lopez might hold in a brokerage account.

 EQUITY COMPENSATION PLAN INFORMATION

              The following table summarizes the 2013 Equity Incentive Plan as of December 31, 2015. See "Compensation Discussion and Analysis—2013 Equity Incentive Plan" for more information.

Plan Category	(a) Total Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price of Outstanding Options, Warrants and Rights($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	—	—	8,296,571
Equity compensation plans not approved by security holders	—	—	—

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and holders of greater than 10% of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

              To our knowledge, based solely upon a review of the copies of such reports furnished to us and/or written representations that no other reports were required to be filed during calendar 2015, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were satisfied timely.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures with Respect to Related Transactions

              The Board has adopted the Compliance Plan for AMC Entertainment Holdings, Inc. and Certain Subsidiaries and Related Companies, which serves as our policy for the review, approval or ratification of any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant, where the amount involved exceeds $120,000 and one of the Company's executive officers, directors, director nominees, 5% stockholders (or their immediate family or household members) or any firm, corporation or other entity in which any of the foregoing persons has a position or relationship (or, together with his or her immediate family members, a 10% or greater beneficial ownership interest) (each, a "Related Person") has a direct or indirect material interest.

              This policy is administered by the Audit Committee. As appropriate for the circumstances, the Audit Committee will review and consider relevant facts and circumstances in determining whether or not to approve or ratify such transaction. Our policy includes certain factors that the Audit Committee takes into consideration when determining whether to approve a related person transaction as follows:

    •
    the position within or relationship of the related person with the Company;

    •
    the materiality of the transaction to the related person and the Company, including the dollar value of the transaction, without regard to profit or loss;

    •
    the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

    •
    whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not related persons;

    •
    whether the transaction is in the ordinary course of the Company's business and was proposed and considered in the ordinary course of business; and

    •
    the effect of the transaction on the Company's business and operations, including on the Company's internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Related Person Transactions

Management Stockholders Agreement

              On the closing of the merger with Wanda on August 30, 2012 ("Merger"), the Company and Wanda entered into a management stockholders agreement (the "Management Stockholders Agreement") with members of management, including our Named Executive Officers. The Management Stockholders Agreement was amended in connection with our initial public offering (the "IPO"), and it continued in effect following the completion of the IPO although the occurrence of the IPO caused certain provisions of the agreement to cease to be in effect.

              Transfer Restrictions.    Under the Management Stockholders Agreement, each Management Member agreed, subject to customary exceptions, not to transfer any shares of the Company acquired in connection with the Merger without the written consent of Wanda prior to January 1, 2016 (the "Release Date"). Until the second anniversary following the Release Date, each Management Member agreed to restrictions on the number of such shares of the Company's Common Stock they may transfer.

              Put Rights.    Beginning on January 1, 2016 (or upon the termination of a Management Member's employment by the Company without cause, by the Management Member for good reason, or due to the Management Member's death or disability) the Management Members will have the right to require the Company to purchase shares of the Company acquired in connection with the Merger if and only if such shares are not fully and freely tradeable at a price equal to the price per share paid by such Management Member with appropriate adjustments for any subsequent events such as dividend, splits, combinations and the like. Such put rights expire on January 1, 2019.

              Piggyback Registration Rights.    Subject to specified limitations, all Management Members have unlimited piggyback registration rights. The Company has agreed to pay all registration expenses relating to these registrations.

Registration Rights Agreement

              In connection with the IPO, we entered into a registration rights agreement with Wanda (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company has agreed to use its best efforts to effect registered offerings upon request from Wanda and to grant incidental or "piggyback" registration rights with respect to any Class A common stock held by Wanda. The Class B common stock converts to Class A common stock in certain circumstances.

              The obligation to effect any demand for registration by Wanda is subject to certain conditions, including limitations on the number of demand registrations and limitations on the minimum value of securities to be registered. In connection with any registration effected pursuant to the terms of the Registration Rights Agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration are to be paid by Wanda. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the Registration Rights Agreement.

Tax Sharing Agreement

              In connection with the IPO, we entered into a tax agreement with a U.S. subsidiary of Wanda. Pursuant to the tax agreement, for any period that we were members of any consolidated or other tax group of which the Wanda subsidiary was the common parent, we will pay the group's tax liabilities attributable to our activities up to the amount that would be payable by us if the Company was the common parent of the consolidated or other tax group and, in addition, we will have the right to control the filing of tax returns, audits and other tax matters of any such consolidated or other tax group.

Receivables

              As of December 31, 2015, the Company recorded a receivable due from Wanda of $141,000 for reimbursement of general administrative and other expense incurred on behalf of Wanda.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee of the Board has selected KPMG LLP ("KPMG") as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for calendar 2016. KPMG served as our independent registered public accounting firm for calendar 2015. KPMG representatives are expected to attend the 2016 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions. We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2016. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

              If the stockholders fail to ratify the selection of this firm, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG.

              The Board recommends a vote "FOR" ratification of the selection of KPMG as our independent registered public accounting firm for calendar 2016.

 AUDIT COMMITTEE REPORT

              Our Audit Committee reviews our financial reporting process on behalf of our Board. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2015 Annual Report on Form 10-K with our management and our independent registered public accounting firm, KPMG. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

              The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standard No. 16, Communication with Audit Committees (as amended), and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence. The Audit Committee has concluded that the independent auditors currently meet applicable independence standards.

              Based on the reviews and discussions to which we refer above, the Audit Committee recommended to our Board (and our Board has approved) that the audited financial statements be included in our 2015 Annual Report on Form 10-K, for filing with the SEC.

Audit Committee of the Board of Directors

Lloyd Hill (Chairman)
Kathleen M. Pawlus
Anthony J. Saich

 PRINCIPAL ACCOUNTING FEES AND SERVICES

              The following table shows the fees that the Company was billed for the audit and other services provided by KPMG for the twelve months ended December 31, 2015 and the twelve months ended December 31, 2014. The Audit Committee has considered whether the provision of such services is compatible with maintaining the independence of KPMG and determined they were compatible. The Audit Committee has the sole right to engage and terminate the Company's independent registered public accounting firm, to pre-approve their performance of audit services and permitted non-audit services, and to approve all audit and non-audit fees.

Type of Fee	Twelve Months Ended December 31, 2015	Twelve Months Ended December 31, 2014
Audit Fees(a)	$1,353,184	$1,257,690
Audit-Related Fees(b)	527,656	942,928
Tax Fees(c)	170,414	57,121
All Other Fees(d)	3,950	—

Total	$2,055,204	$2,257,739

(a)
Audit Fees include the audit of our annual financial statements and our internal control over financial reporting, review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the twelve months ended December 31, 2015 and the twelve months ended December 31, 2014.

(b)
Audit-Related Fees includes assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." The services for the fees disclosed under this category include other accounting related work and work related to acquisitions.

(c)
Tax Fees include professional services rendered by KPMG for tax return preparation and tax compliance.

(d)
All Other Fees relate to translation fees for Wanda.

Audit Committee Pre-Approval Policy

              The Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit services to be performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm's independence. The policies provide general pre-approval for certain types of services, as well as approved costs for those services. The term of any general pre-approval is 12 months from the date of pre-approval unless the Audit Committee specifies otherwise. Any costs or services that are not given general pre-approval require specific pre-approval by the Audit Committee. The policy directs that, if management must make a judgment as to whether a proposed service is a pre-approved service, management should seek approval of the Audit Committee before such service is performed.

              Requests to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and management, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. Under the Audit Committee's pre-approval policy, the chairman of the Audit Committee has the authority to address any requests made for pre-approval of services between Audit Committee meetings, and the chairman must report any pre-approval decisions made between Audit Committee meetings to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating its responsibility to pre-approve any permitted services to management.

 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

              The Compensation Committee has reviewed and discussed with management the disclosures contained in the following section entitled "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee:

Jack Q. Gao (Chairman)
Lloyd Hill
Howard W. Koch

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

              2015 was a year of progress and accomplishments for our Company on many fronts. We continue to execute on our strategy of being the customer experience leader. Based on record industry box office performance in calendar 2015 and the success of our strategic initiatives, we increased total revenues approximately 9.3% to $2,947 million in calendar 2015, compared to total revenues of $2,695 million for calendar 2014. Consistent with our plans to augment shareholder returns through return of capital, we paid dividends to our stockholders of approximately $78.6 million and $58.5 million during 2015 and 2014, respectively. We executed a seamless leadership transition following Mr. Gerardo Lopez's decision to resign as Chief Executive Officer, President, and Director of the Company, effective August 6, 2015. In addition to executing on our strategic initiatives, which produced record revenue and adjusted EBITDA in 2015, we also consummated the acquisition of SMH Theatres, Inc. ("Starplex Cinemas") during the month of December, which consisted of 33 theatres and 346 screens.

              Effective January 4, 2016, the Board hired Mr. Adam M. Aron as the Chief Executive Officer, President, and Director of the Company. Mr. Aron brings to us significant business and executive leadership experience, including valuable insight into consumer services. Mr. Aron has more than 20 years of experience as a Chief Executive Officer and more than 35 years of customer-engagement experience.

Compensation Highlights for 2015

              Based on the accomplishments noted above, our Compensation Committee and the Board have approved the following compensation based on our performance during calendar 2015:

    •
    Bonus amounts awarded under the company component of the annual incentive plan ("AIP") were 121.5% of target, equivalent to 104.3% achievement of target adjusted EBITDA for AIP (adjusted EBITDA (as calculated on Appendix A) further decreased by cash distributions from non-consolidated entities and considering our performance relative to industry attendance increases.

    •
    Individual component bonuses of the AIP attained by certain Named Executive Officers ranged from 100.0% to 120.0% of target.

    •
    Performance stock units ("PSU") vested at 122.8%, based on attainment of 109.1% of target free cash flow. Mr. Lopez did not vest in his PSUs because he did not meet his one-year service condition.

    •
    Restricted stock units ("RSU") vested based on the Company surpassing a net cash provided by operating activities target of $100 million.

              Base salaries for our Named Executive Officers increased between 3.5% and 11.7% from 2014 to 2015.

              Commencing in 2015, the Company changed the target incentive mix under the AIP for certain Named Executive Officers. In the case of Mr. Lopez and Mr. Ramsey, their target incentives under the

AIP for the company component is 100% and the individual component is 0%. Previously, their target incentives for the company component was 80% and the individual component was 20%. In addition, the Company increased the target incentive under the AIP for Mr. Lopez to 100% of his base salary. In recognition of Mr. Ramsey's appointment as Interim Chief Executive Officer and President on August 7, 2015, Mr. Ramsey's target incentive under the AIP increased to 100% of his base salary for calendar 2015. Also, commencing in 2015, the Compensation Committee may reduce the AIP incentive otherwise payable to Mr. Lopez and Mr. Ramsey in the event the Company fails to achieve a net earnings threshold established by the Compensation Committee. For calendar 2015, Mr. Lopez did not earn a bonus under the AIP due to his resignation.

Compensation Highlights for 2016

              In a year of record results, we continued to enhance our executive compensation program to make it more performance based and also to better align management's compensation with the long-term interests of our stockholders. Changes to our incentive plan design for calendar 2016 included:

    •
    removing the annual industry attendance adjustment from AIP performance determination and payout;

    •
    adding a service condition to the RSUs, whereby one-third will vest each year over a three year period, and

    •
    changing the PSU service condition from one year to three years and adding a minimum net earnings threshold to the free cash flow performance condition.

              As a result of the 2016 program changes made to the RSU and PSU terms noted above, a special transition equity award will be granted to the Named Executive Officers during the years 2016 and 2017. Mr. Aron, whose employment began in 2016, will not be eligible for this special transition equity award.

              The Compensation Committee increased the Chief Executive Officer's target incentive under the AIP to 125% of his base salary.

Compensation Practices

              The Compensation Committee regularly reviews best practices in executive compensation and uses the following guidelines to design our compensation programs:

What we do:
✓ Majority of pay is performance-based and not guaranteed

✓ Compensation mix of base salary, short-term and long-term incentives provides a variety of time horizons to balance our near-term and long-term strategic goals

✓

Equity incentive programs and stock ownership guidelines align management and shareholder interests and provide a method for executive officers to accumulate and maintain an ownership position in the Company

✓ Provide modest perquisites

✓ Provide reasonable post-employment and change of control provisions in employment agreements

✓ Prohibit hedging by executive officers

✓ Include clawback provisions in compensation programs

Advisory Vote on Executive Compensation

              The Board and the Compensation Committee continually evaluate our compensation policies and practices. As part of that process, the Board and the Compensation Committee consider the results of our stockholder advisory vote on executive compensation, commonly known as the "say-on-pay" vote. At the 2015 Annual Meeting, approximately 99% of the votes cast in connection with the stockholders advisory vote on compensation of the Named Executive Officers were cast in favor of the proposal. The Company has considered this voting result, and in light of our stockholders' substantial support, our compensation policies and decisions, as explained in this Compensation Discussion and Analysis, continue to be focused on financial performance and aligning the interests of executives with the interests of stockholders.

Certain Background Information

              This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer and principal financial officer, our three other most highly compensated executive officers, and for Gerardo I. Lopez, who although not serving as an executive officer on the last day of our calendar year, had served as our Chief Executive Officer, President and Director until his resignation on August 6, 2015. These individuals are referred to as the "Named Executive Officers." The Board appointed Mr. Ramsey to serve in the additional capacities of Interim Chief Executive Officer and President, which he did until January 4, 2016. The Board hired Mr. Adam M. Aron as the Chief Executive Officer, President, and Director of the Company, effective as of January 4, 2016. Since Mr. Aron's employment with the Company did not begin until 2016, he is not a Named Executive Officer for 2015. Mr. Ramsey will continue to serve as the Company's Executive Vice President and Chief Financial Officer.

              Our executive compensation programs are determined and approved by our Compensation Committee or, in some cases, by the entire Board based upon the recommendation of the Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or had any role, other than the CEO as described below, in determining the compensation of other Named Executive Officers. Our CEO works together with the Compensation Committee in setting compensation levels and bonuses for our executive officers other than the CEO. Certain elements of compensation are governed by the employment agreement for each Named Executive Officer, discussed below under "Description of Employment Agreements."

Executive Compensation Philosophy, Program Objectives and Overview

              The goals of the Compensation Committee with respect to executive compensation are:

    •
    to attract, retain, motivate and reward talented executives;

    •
    to tie annual compensation incentives to the achievement of specified performance objectives; and

    •
    to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders.

              To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals and other non-financial goals that the Compensation Committee deems important. The Compensation

Committee evaluates our compensation programs to ensure they are supportive of these goals and our business strategy and align the interests of our executives with those of our stockholders.

              Total compensation opportunity must serve to attract and retain top performing executives. One factor in establishing our executive compensation target pay levels is relative competitiveness in relation to relevant market data. The Committee reviews data ranging from the 25th to the 75th market percentile and generally sets target pay opportunity with reference to market median.

Executive Compensation Program Elements

              Our executive compensation program consists of the elements described below. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer.

              The Compensation Committee believes that the use of the combination of base salary, annual incentive compensation, and equity participation offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of target levels of adjusted EBITDA for AIP, free cash flow, operating cash flows, net earnings and other non-financial goals that the Compensation Committee deems important.

Base Salaries

              Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Base salaries for our Named Executive Officers are reviewed from time to time by the Compensation Committee and may be increased pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The table below shows the annual base salaries for our Named Executive Officers for 2015, compared to 2014:

	2015 Annual Base Salary	2014 Annual Base Salary	% Increase 2015 vs 2014
Craig R. Ramsey	$550,000	$492,275	11.7%
John D. McDonald	505,000	475,020	6.3%
Elizabeth Frank	499,000	482,125	3.5%
Mark A. McDonald	444,600	429,563	3.5%
Gerardo I. Lopez	995,000	897,625	10.8%

Annual Incentive Compensation Program

              The Compensation Committee has the authority to award annual incentive bonuses to our Named Executive Officers pursuant to our annual incentive compensation program ("AIP"), which historically have been paid in cash and traditionally have been paid in a single installment in the first quarter of the subsequent year upon certification of performance by the Compensation Committee. Under employment agreements with our Named Executive Officers, each Named Executive Officer is eligible for an annual bonus, as it may be determined by the Compensation Committee from time to time. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee, taking into account the recommendation of our CEO (except with respect to his own bonus).

              Commencing in 2015, the Company changed the target incentive mix under the AIP for certain Named Executive Officers. In the case of Mr. Lopez and Mr. Ramsey, their target incentives under the AIP for the company component is 100% and the individual component is 0%. Previously, their target incentive for the company component was 80% and the individual component was 20%. In addition, the Company increased the target incentive under the AIP for Mr. Lopez to 100% of his base salary. In recognition of Mr. Ramsey's appointment as Interim Chief Executive Officer and President on August 7, 2015, Mr. Ramsey's target incentive under the AIP increased to 100% of his base salary for calendar 2015, and also for the portion of 2016 that he continues to serve as the Interim Chief Executive Officer and President. Also, the Compensation Committee may reduce the AIP incentive in 2015 otherwise payable to Mr. Lopez and Mr. Ramsey in the event the Company fails to achieve a net earnings threshold of $87.6 million established by the Compensation Committee.

              Starting in 2014, we adjusted how we measured performance for purposes of the AIP. We changed the company component of the performance measures from net earnings targets to adjusted EBITDA for AIP targets, and we included an annual industry attendance adjustment to the extent that actual industry attendance differs from expectations used in setting our adjusted EBITDA for AIP target so that participants will not be penalized or rewarded for non-controllable industry results. See Item 1 of Part I included in our 2015 Annual Report on Form 10-K for information regarding industry attendance included in the section "Theatrical Exhibition Industry and Competition."

              The aggregate bonus under our AIP for each Named Executive Officer, except for Mr. Lopez and Mr. Ramsey, was apportioned to a company component and an individual component. In the case of Mr. Lopez and Mr. Ramsey, their target incentive under the AIP for the company component is 100% and the individual component is 0%. The company component was based on attainment of 2015 adjusted EBITDA for AIP. The industry attendance increase of approximately 4.3% was less than the target industry attendance increase of approximately 6.5% at which the Company Component of the AIP would be paid at 100% and as a result our target Adjusted EBITDA for AIP declined by 5.6%. The industry attendance adjustment mechanism is objective in nature and was established at the time the target was set by the Compensation Committee. The industry attendance adjustment provides for a 2.6% increase or decrease to the initial adjusted EBITDA for AIP target for each 1% variance in industry attendance as compared to the assumed level of industry attendance used to determine the initial adjusted EBITDA for AIP target under the AIP for 2015, up to a maximum of 5% variance from assumed industry attendance for 2015. Under the AIP, the company component payout is on a scale ranging from 0% to 200% of target based on attained industry attendance and adjusted EBITDA for AIP ranging from a threshold of $385,504,000 to a maximum of $578,257,000. The following table presents the AIP payout scale for the company component:

              The individual component of the bonus is based on achievement of individual key performance objectives and overall individual performance and contribution to our strategic and financial goals. Under the AIP, our Compensation Committee and, except with respect to his own bonus, CEO, retain certain discretion to decrease or increase individual component bonuses relative to the targets based on qualitative or other subjective factors deemed relevant by the Compensation Committee.

              2015 AIP Payout.    Our Compensation Committee and the Board have approved bonus amounts to be paid in calendar 2016 for the performance during calendar 2015. The Company attained adjusted EBITDA for AIP of $502,371,000 for the twelve months ended December 31, 2015, which was equivalent to a 121.5% payout of the company component. The Company attained net earnings of $103,856,000 for the twelve months ended December 31, 2015, which exceeded the net earnings threshold applicable to Mr. Lopez and Mr. Ramsey. The individual component of the bonus, which was subject to the approval by the Compensation Committee, was approved following a review of each Named Executive Officer's individual performance and contribution to our strategic and financial goals. Individual component bonuses of the AIP attained by the Named Executive Officers ranged from 100.0% to 120.0% of target.

              The following table summarizes the AIP bonus for our Named Executive Officers for calendar 2015:

	2015 Base Salary	Target AIP Bonus as % of Base Salary	Target Bonus Amount	% Allocated to Company Component	% Allocated to Individual Component	Company Component Achievement (104.3% Target)	Individual Component Achievement (100.0% to 120.0% Target)	Total AIP Bonus Amount
Craig R. Ramsey(1)	$550,000	100	$550,000	100	0	$668,250	$—	$668,250
John D. McDonald	505,000	70	353,500	80	20	343,602	84,840	428,442
Elizabeth Frank	499,000	65	324,350	60	40	236,439	155,700	392,139
Mark A. McDonald	444,600	65	289,000	60	40	210,681	115,600	326,281
Gerardo I. Lopez(2)	995,000	100	995,000	100	0	—	—	—

(1)
In recognition of Mr. Ramsey serving as the Interim Chief Executive Officer and President, his target AIP bonus as a percentage of his base salary was 100% for 2015. In 2016, Mr. Aron began employment as Chief Executive Officer and President, therefore in 2016, Mr. Ramsey's target AIP bonus as a percentage of his base salary will return to 70%.

(2)
To qualify for the AIP, the Named Executive Officer must be employed by the Company through the last day of the calendar year. Mr. Lopez did not qualify for the AIP because he resigned from his position as CEO, President, and Director, effective August 6, 2015.

Equity-Based Incentive Compensation Program

              In December of 2013, in conjunction with the IPO, the Board adopted and the Company's then-sole stockholder approved the 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units ("RSU"), performance stock units ("PSU"), stock awards, and cash performance awards. We believe that the equity-based incentive compensation program furthers our goal to attract, retain and motivate talented executives by enabling such executives to participate in the Company's long-term growth and financial success and aligns the interests of management and stockholders. The maximum number of shares of Class A common stock available for delivery pursuant to awards granted under the 2013 Equity Incentive Plan is 9,474,000 shares. As of December 31, 2015, there were 8,296,571 shares remaining available for issuance.

              The 2013 Equity Incentive Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 2013 Equity Incentive Plan, the Compensation Committee has the authority to determine the persons to whom awards are to be granted, prescribe the restrictions, terms and conditions of all awards, interpret the 2013 Equity Incentive Plan and adopt rules for the administration, interpretation and application of the 2013 Equity Incentive Plan.

Equity Awards Granted in 2015

              On March 6, 2015, the Board approved grants of RSUs and PSUs to certain of the Company's employees under the 2013 Equity Incentive Plan. Each RSU and PSU represented the right to receive one share of Class A common stock on a future settlement date. Settlement of the RSUs and PSUs may be accelerated under certain circumstances. See "Potential Payments Upon Termination or Change of Control." See the "Summary Compensation Table" and "Grants of Plan-Based Awards Table—Calendar 2015" for information on the individual grants made to our Named Executive Officers.

              RSUs.    With respect to our Named Executive Officers, 50% of the grant consisted of RSUs. The RSUs for all Named Executive Officers other than Mr. Ramsey would vest if the Company achieved the net cash flow provided by operating activities target of $100,000,000 at the end of the calendar year. The RSUs awarded to Mr. Ramsey were immediately vested. These awards did not contain a service condition. The RSUs will not be settled, and will be non-transferable, until the third anniversary of the grant date. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the RSUs began to accrue with respect to the RSUs on the date of grant. Such accrued dividend equivalents are paid to the holder upon certification by the Compensation Committee that the net cash flow provided by operating activities target has been met. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock. The Company attained net cash flow provided by operating activities of $467,557,000 during the twelve months ended December 31, 2015, therefore, the RSUs vested in 2015.

              PSUs.    The remaining 50% of the grant with respect to our Named Executive Officers consisted of PSUs. The PSUs would vest, subject to the holder's continuous service for the Company through the end of the calendar year upon certification of achievement of a free cash flow performance target. The PSUs would vest ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. Once vested, the PSUs will be settled without regard to the holder's continued service with the Company. The PSUs will not be settled, and will be non-transferable, until the third anniversary of the date of grant. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the PSUs began to accrue with respect to the PSUs on the date of grant. Such accrued dividend equivalents are paid to the holder, based on the number PSUs that vested. Thereafter, dividend equivalents are paid to the holder whenever dividends are paid on the Class A common stock.

              2015 PSUs.    The PSUs vest ratably based on a free cash flow threshold of $88,880,000, a free cash flow target of $111,100,000, and a free cash flow maximum of $133,320,000, with the vested amount of PSUs ranging from 30% to 150% of the award. The Company achieved the free cash flow performance at target of $121,225,000 during the twelve months ended December 31, 2015 and each Named Executive Officer other than Mr. Lopez met his/her one-year service condition, therefore, 122.8% of the PSUs vested on December 31, 2015. See Appendix A for a calculation of free cash flow. The following table presents the PSU performance and payout scale:

              Special Interim CEO RSU Award.    In recognition of Mr. Ramsey's appointment as Interim Chief Executive Officer and President on August 7, 2015, the Company awarded Mr. Ramsey 19,226 RSUs, with a grant date fair value of approximately $569,000. Each RSU was convertible into one share of Class A common stock immediately upon vesting which would occur upon the earliest of; (1) the first day of employment of a replacement Chief Executive Officer, (2) March 15, 2016, or (3) the Company's termination of the participant without cause. All unvested RSUs were forfeitable upon the participant's termination as Interim Chief Executive Officer and President prior to vesting as a result of the participant's voluntary resignation or removal from such position by the Board of Directors for cause. With the employment of Mr. Aron as Chief Executive Officer and President on January 4, 2016, Mr. Ramsey's RSUs vested and converted into shares of Class A common stock. A dividend equivalent equal to the amount paid in respect of one share of Class A common stock underlying the RSUs began to accrue with respect to the RSUs on the date of grant. Such accrued dividend equivalents were paid to Mr. Ramsey upon vesting of the RSUs.

Special Incentive Bonuses

              Effective December 23, 2013, Mr. Lopez's employment agreement provided for a special incentive bonus (the "Special Incentive Bonus") of an aggregate of $1,200,000 that would vest and be payable at the rate of $400,000 per year over three years, provided he remained employed on each applicable vesting date, December 23rd. We believed the bonus was an incentive for the Named Executive Officer to remain employed with the Company through the three year vesting period. The first installment of the Special Incentive Bonus was paid in December 2014 and the second and third installments were forfeited as a result of his resignation. The employment agreement is discussed below under "Description of Employment Agreements—Salary and Bonus Amounts."

Mr. Aron's Employment Agreement

              We entered into an employment agreement with Mr. Aron that became effective on January 4, 2016. Mr. Aron's employment agreement includes a three-year initial term, with automatic one-year extensions each year unless the Company or Mr. Aron provides notice not to extend. The agreement provides that Mr. Aron will receive an annual base salary of no less than $995,000, and a target incentive bonus opportunity for each year will be 125% of his base salary under the terms of the annual incentive plan in effect for the applicable calendar year. The Board or Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. Each year, the Company will award Mr. Aron $4,000,000 of value in long-term incentive equity compensation, 50% of which will be RSUs vesting in equal annual installments over 3 years subject to the achievement of certain financial targets, and 50% of which will be PSUs which will vest after 3 years based on the achievement of reasonable performance criteria.

Retirement Benefits

              We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined benefit and defined contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. Due to limitations on benefits imposed by the Employee Retirement Income Security Act of 1974 ("ERISA"), we established a non-qualified supplemental defined benefit plan (the "AMC Supplemental Executive Retirement Plan"). On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan or the AMC Supplemental Executive Retirement Plan for our Named Executive Officers or for other participants.

              The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined benefit plans in which our Named Executive Officers participate.

Non-Qualified Deferred Compensation Program

              Named Executive Officers are permitted to elect to defer base salaries and their cash bonuses under the AMC Non-Qualified Deferred Compensation Plan. Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. The Company may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by the Company. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred.

              The "Non-Qualified Deferred Compensation" table and related narrative section below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

              We believe that the occurrence, or potential occurrence, of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within a certain number of days following specified changes in their compensation, responsibilities or benefits following a change of control. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to our executive officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

              As described in more detail below under "Compensation Discussion and Analysis—Potential Payments Upon Termination or Change of Control," pursuant to their employment agreements, each of the Named Executive Officers is entitled to severance benefits in the event of termination of employment without cause and certain Named Executive Officers are entitled to severance benefits upon death or disability. In the case of Ms. Frank, resignation for good reason also entitles her to severance benefits.

All Other Compensation

              The other compensation provided to each Named Executive Officer is reported in the All Other Compensation column of the "Summary Compensation Table" below, and is further described in footnote (8) to that table. All other compensation during the twelve months ended December 31, 2015 consists of Company matching contributions under our 401(k) savings plan, which is a qualified defined contribution plan, life insurance premiums, payments for termination of postretirement medical benefits, gift award, and personal use of corporate aircraft and other perquisites. On occasion, our Named Executive Officers receive event tickets from the Company, amusement park passes, event tickets and gifts from vendors for personal use and there is no incremental cost associated with these items.

Independent Compensation Consultant

              Since August, 2013, the Compensation Committee retained the services of Pay Governance LLC ("Pay Governance") as independent executive compensation consultant to advise the Compensation Committee on compensation matters related to the executive and director compensation programs. In 2015, Pay Governance assisted the Compensation Committee with, among other things:

    •
    executive and director market pay analysis;

    •
    reviewing and making changes to the compensation peer group;

    •
    development of executive and director pay programs;

    •
    CEO Pay Recommendations; and

    •
    drafting the Proxy Statement and Compensation, Discussion and Analysis disclosures.

              Pay Governance reports to the Compensation Committee and has direct access to the Chairman and the other members of the Compensation Committee. Beyond advice related to the executive and director compensation programs, Pay Governance did provide other services to the Company in 2015, but the amount paid to Pay Governance was immaterial. The Compensation Committee reviewed the nature of its relationship with Pay Governance and has concluded that Pay Governance's work for the Compensation Committee does not raise any conflicts of interest with respect to Pay Governance's independence.

Adoption of a Peer Group

              The Company has adopted a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Peer companies were selected based on industry classification, company size in terms of revenue and market capitalization, and similarity in business operations. The Compensation Committee periodically reviews and updates the Peer Group, as necessary, upon recommendation of Pay Governance. The Compensation Committee reviewed the peer group composition for 2015 and removed three companies from the peer group due to their substantially larger market capitalizations and lack of direct competition with the Company and added three new companies to the peer group that were closer to the Company's size in terms of revenue and market capitalization and that were in more direct competition with the Company. The following table provides a list of companies that were added or removed from the 2015 Peer Group:

Peer Group Additions:	Peer Group Removals:
Bloomin' Brands, Inc.	Chipotle Mexican Grill

Buffalo Wild Wings, Inc.	Sirius XM Radio Inc.

Madison Square Garden Co.	Wynn Resorts LTD.

              For 2015, the Company's peer group consisted of the following 13 companies:

Brinker International, Inc.	Lions Gate Entertainment Corp.

Carmike Cinemas Inc.	Netflix, Inc.

The Cheesecake Factory Incorporated	Panera Bread Co.

Bloomin' Brands, Inc.	Regal Entertainment Group

Cinemark Holdings Inc.	Buffalo Wild Wings, Inc.

DreamWorks Animation SKG Inc.	Madison Square Gardens Co.

IMAX Corporation

Compensation Claw-back Under Certain Circumstances

              Pursuant to the terms of the 2013 Equity Incentive Plan, for a period of one year following the date on which the value of an award under the 2013 Equity Incentive Plan is realized, such value must be repaid in the event (i) the Named Executive Officer is terminated for "Cause" (as defined in the Named Executive Officer's respective employment agreement), or (ii) after termination for any other reason it is determined that such Named Executive Officer (a) engaged in an act during his or her employments that would have warranted termination for "Cause", or (b) engaged in conduct that violated a continuing obligation to the Company. Mr. Lopez's and Ms. Frank's employment agreements require repayment of any bonus compensation based on materially inaccurate financial statements or performance metrics.

Executive Stock Ownership Guidelines and Anti-Hedging Policy

              The Company has adopted stock ownership guidelines for our executives, including our Named Executive Officers. Our CEO is required to acquire and hold shares of our Class A common stock with a fair value at least equal to three times his base salary, and the other Named Executive Officers are required to acquire and hold shares of our Class A common stock with a fair value at least equal to two times their respective base salaries. Each Named Executive Officer is required to achieve the applicable guideline ownership amount within later of, (1) three years following the IPO or (2) three years after becoming a Named Executive Officer. Further, our Insider Trading Policy prohibits the Named Executive Officers from entering into hedging positions with respect to their stock ownership. Pursuant to the Management Stockholders Agreement, our Named Executive Officers may not transfer shares of the Company acquired in connection with the Merger without the written consent of Wanda prior to January 1, 2016, after which certain limitations on transfer continue for a period of two years.

Limitation of Liability and Indemnification of Directors and Officers

              We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

IRS Code Section 162(m)

              Section 162(m) of the Internal Revenue Code generally disallows publicly held companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and the three other most highly compensated executive officers (other than the principal financial officer) unless such compensation qualifies for an exemption for certain compensation that is based on performance. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation, to the extent applicable, taking into account the special rules that apply to compensation provided pursuant to agreements in effect. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance based and consistent with the goals of the Company and its stockholders.

Summary Compensation Table

              The following table presents information regarding compensation of our principal executive officer and our principal financial officer, and our three other most highly compensated executive officers for services rendered during the twelve months ended December 31, 2015 and for Gerardo I. Lopez, who although not serving as an executive officer on the last day of our calendar year, had served as our Chief Executive Officer, President and Director until his employment ended on August 6, 2015. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Craig R. Ramsey	CY2015	$550,000	$—	$1,365,735	$—	$668,250	$—	$40,748	$2,624,733
Interim Chief	CY2014	510,985	—	875,628	—	377,338	103,441	15,548	1,882,940
Executive Officer and	CY2013	483,923	—	1,007,604	—	1,427,579	19,777	21,763	2,960,646
President; Executive Vice President and Chief Financial Officer
John D. McDonald	CY2015	505,000	—	796,838	—	428,442	—	20,454	1,750,734
Executive Vice	CY2014	493,074	—	875,628	—	371,070	248,446	6,774	1,994,992
President North	CY2013	467,112	—	837,612	—	1,406,579	57,981	16,262	2,785,546
American Operations
Elizabeth Frank	CY2015	499,000	—	796,838	—	392,139	—	11,770	1,699,747
Executive Vice	CY2014	500,449	—	875,628	—	343,800	—	11,570	1,731,447
President and	CY2013	474,327	—	837,612	—	1,341,604	—	13,916	2,667,459
Chief Content and Programming Officer
Mark A. McDonald	CY2015	444,600	—	796,838	—	326,281	—	18,954	1,586,673
Executive Vice	CY2014	444,167	—	875,628	—	317,453	217,612	6,003	1,860,863
President, Global	CY2013	361,490	—	837,612	—	1,312,104	65,641	10,456	2,587,303
Development
Gerardo I. Lopez	CY2015	624,166	—	1,844,436	—	—	—	65,163	2,533,765
Former Chief	CY2014	930,222	800,000	2,258,032	—	884,596	28,216	75,908	4,976,974
Executive Officer,	CY2013	833,414	400,000	2,160,000	—	3,247,350	43,218	72,047	6,756,029
President and Director

(1)
The principal positions shown are at December 31, 2015. Mr. Lopez resigned from his position as CEO, President, and Director, effective August 6, 2015. There were no termination payments made to Mr. Lopez. The Board appointed Mr. Ramsey to serve in the additional capacities of Interim Chief Executive Officer and President, which he did until January 4, 2016. The Board appointed Mr. Adam M. Aron as the Chief Executive Officer, President, and Director of the Company, effective as of January 4, 2016. Mr. Ramsey will continue to serve as the Company's Executive Vice President and Chief Financial Officer.

(2)
For CY2014, the base salary amounts included an additional pay period as a result of the timing and cut-off of the payroll calendar year.

(3)
The bonus activity for Mr. Lopez for 2014 reflects payment of his Special Incentive Bonus and final payment for his Prior Special Incentive Bonus. See "Compensation Discussion and Analysis—Special Incentive Bonuses" above for further information.

(4)
As required by SEC Rules, amounts shown in this column, "Stock Awards," presents the aggregate grant date fair value of RSUs, PSUs, and stock awards granted in each year in accordance with ASC 718, Compensation—Stock Compensation. See also Note 8—Stockholders' Equity to our audited financial statements for calendar year ended December 31, 2015, included in our 2015 Annual Report on Form 10-K. These awards were made under the provisions of the equity-based incentive compensation program. See "Compensation Discussion and Analysis—Equity Awards Granted in 2015" above for information regarding the awards and the performance criteria. For CY2015, the fair value of the RSUs and PSUs at the March 6, 2015 date of grant was $33.96 per share and was based on the closing price of the Company's common stock on March 6, 2015. The fair value of the RSU award granted to the Interim Chief Executive Officer and President at the August 7, 2015 date of grant was $29.59 per share and was based on the closing price of the Company's common stock on August 7, 2015.

For CY2015, the amount in this column for Mr. Lopez includes both the RSU and PSU awards granted, however, Mr. Lopez forfeited his PSUs as a result of his resignation on August 6, 2015, because he did not meet the required service condition through December 31, 2015.

(5)
See "Compensation Discussion and Analysis—Annual Incentive Compensation Program" above for a discussion of the terms of our AIP.

(6)
This column includes the aggregate increases and decreases in actuarial present value of each Named Executive Officer's accumulated benefit amounts. The amount of aggregate decreases in actuarial present value in calendar 2015 and calendar 2013 have been omitted from the Summary Compensation Table:

		Defined Benefit Plan	Supplemental Executive Retirement Plan
Craig R. Ramsey	CY2015	$(2,925)	$(1,516)
	CY2014	54,746	28,385
	CY2013	(5,309)	(2,753)
John D. McDonald	CY2015	(16,180)	(8,389)
	CY2014	149,880	77,711
	CY2013	(25,292)	(13,113)
Mark A. McDonald	CY2015	(15,949)	(7,736)
	CY2014	129,158	62,643
	CY2013	(24,335)	(11,803)
(7)
This column also includes the nonqualified deferred compensation above market earnings for the difference between market interest rates determined pursuant to SEC rules and the interest contingently credited by the Company on salary deferred by the Named Executive Officers. For CY2015, there were no above market earnings under the nonqualified deferred compensation plans. For CY2014, the above market earnings of 6.0% to 9.5% for, Mr. Gerardo Lopez, Mr. Craig Ramsey, Mr. John McDonald, and Mr. Mark McDonald were $28,216, $20,310, $20,855, and $25,811 respectively. For CY2013, the above market earnings of 11.1% to 21.7% for, Mr. Gerardo Lopez, Mr. Craig Ramsey, Mr. John McDonald, and Mr. Mark McDonald were $43,218, $19,777, $57,981, and $65,641 respectively. Further discussion on the nonqualified deferred compensation for the Named Executive Officers can be found in the "Compensation Discussion and Analysis—Nonqualified Deferred Compensation" section.

(8)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, life insurance premiums, payments for termination of postretirement medical benefits, gift award, and personal use of the corporate aircraft and other perquisities. The following table summarizes "All Other

  Compensation" provided to the Named Executive Officers for the twelve months ended December 31, 2015:

	Company Matching Contributions to 401(k) Plan	Life Insurance Premiums	Payments for Termination of Postretirement Medical Benefits (a)	Gift Award	Personal Use of Corporate Aircraft and other Perquisites (b)	Total
Craig R. Ramsey	$10,600	$5,148	$25,000	$—	$—	$40,748
John D. McDonald	10,600	3,354	5,000	1,500	—	20,454
Elizabeth Frank	10,600	1,170	—	—	—	11,770
Mark A. McDonald	10,600	3,354	5,000	—	—	18,954
Gerardo I. Lopez	10,600	2,064	—	—	52,499	65,163
      (a)
      On January 12, 2015, the Compensation Committee and all of all of the Board of Directors of the Company adopted resolutions to terminate the AMC Postretirement Medical Plan with an effective date of March 31, 2015. On January 23, 2015, we notified the eligible Named Executive Officers that their retiree medical coverage under the plan will be terminated after March 31, 2015. The eligibility for these subsidized benefits was based upon a participant's age and service as of January 1, 2009, the date the plan was frozen. Payments made to the nonqualified deferred compensation accounts for eligible Named Executive Officers were included in the Summary Compensation Table.

      (b)
      The Company has acquired a fractional share of an aircraft for use in conducting the Company's business. Our former CEO was occasionally permitted to use the aircraft for personal use. In addition, from time to time business travel on the Company's aircraft requires multi-leg flights, a portion of which are deemed personal to the extent they involve commuting. The incremental cost for the personal use and the commuting aspect of multi-leg business trips includes variable costs incurred, such as hourly charges, fuel charges, applicable taxes and miscellaneous fees and excludes non-variable costs such as the Company's monthly management fee for the corporate aircraft. Infrequently, family of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. To the extent there is additional incremental cost associated with the family member's use, such amount is included in perquisites. The incremental costs associated with Mr. Lopez's use of the Company aircraft in 2015 totaled $48,811. Other perquisites includes costs related to personal aspects of attendance of Mr. Lopez and his spouse at certain Company business functions at the request of the Company, and event tickets from the Company and amusement park passes, event tickets and gifts from vendors for personal use for which there is no incremental cost. Our Other Named Executive Officers also receive such event tickets from the Company and amusement park passes, event tickets and gifts from vendors. The Company does not provide any of our other Named Executive Officers with perquisites for which the aggregate value exceeds $10,000.

Description of Employment Agreements—Salary and Bonus Amounts

              We have entered into employment agreements with each of our Named Executive Officers. Change of control, severance arrangements and restrictive covenants in each of the Named Executive Officer's employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change of Control."

              Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information about the Company at any time during or after his/her employment with the Company.

              Craig R. Ramsey.    We entered into an employment agreement with Mr. Ramsey on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels under the agreement, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

              John D. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

              Elizabeth Frank.    We entered into an employment agreement with Ms. Frank on August 18, 2010. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Ms. Frank will receive an annual base salary that is subject to annual review by the Compensation Committee and can be increased but not decreased. The employment agreement provides that Ms. Frank's target incentive bonus shall be determined by the Board (or a committee thereof). See "Executive Compensation Program Elements"—"Annual Performance Bonus" above for information regarding the target incentive bonus under the AIP. In making its determination with respect to salary and bonus payout levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

              Mark A. McDonald.    We entered into an employment agreement with Mr. McDonald on July 1, 2001. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an annual base salary that is subject to annual review by the Compensation Committee, and can be increased but not decreased, and annual bonuses based on the applicable incentive program of the Company. In making its determination with respect to salary and bonus payout levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above.

              Gerardo I. Lopez.    We entered into an employment agreement with Mr. Lopez that became effective on December 23, 2013. Mr. Lopez's employment agreement included a three-year initial term, with automatic one-year extensions each year unless the Company or Mr. Lopez provided notice not to extend. The agreement provided that Mr. Lopez would receive an annual base salary of no less than $835,000, and a target incentive bonus was determined by the Board (or a committee thereof) under the terms of the annual incentive plan in effect for the applicable fiscal year. The Board or Compensation Committee, based on its review, had discretion to increase (but not reduce) the base salary each year. In addition, Mr. Lopez's agreement provided for a Special Incentive Bonus of $1,200,000 that vested at the rate of $400,000 per year over three years, provided he remained employed on each applicable vesting date.

              For information regarding the employment agreement with Mr. Adam M. Aron, effective January 4, 2016, see "Executive Comensation Program Elements—Mr. Aron's Employment Agreement" above.

Grants of Plan-Based Awards—Calendar 2015

              The following table summarizes plan-based awards granted to Named Executive Officers during the twelve months ended December 31, 2015:

			Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards
Craig R. Ramsey
AIP—Company (1)	N/A	N/A	$0	$550,000	$1,100,000	—	—	—	$—
2013 EIP-RSU (3)	03/06/2015	03/06/2015	—	—	—	—	10,531	—	357,633
2013 EIP-PSU (4)	03/06/2015	03/06/2015	—	—	—	3,159	10,531	15,797	439,205
2013 EIP-RSU CEO(5)	08/07/2015	08/07/2015	—	—	—	—	19,226	—	568,897
John D. McDonald
AIP—Company (1)	N/A	N/A	0	282,800	565,600	—	—	—	—
AIP-Individual (2)	N/A	N/A	0	70,700	106,050	—	—	—	—
2013 EIP-RSU (3)	03/06/2015	03/06/2015	—	—	—	—	10,531	—	357,633
2013 EIP-PSU (4)	03/06/2015	03/06/2015	—	—	—	3,159	10,531	15,797	439,205
Elizabeth Frank
AIP—Company (1)	N/A	N/A	0	194,600	389,200	—	—	—	—
AIP-Individual (2)	N/A	N/A	0	129,750	194,625	—	—	—	—
2013 EIP-RSU (3)	03/06/2015	03/06/2015	—	—	—	—	10,531	—	357,633
2013 EIP-PSU (4)	03/06/2015	03/06/2015	—	—	—	3,159	10,531	15,797	439,205
Mark A. McDonald
AIP—Company (1)	N/A	N/A	0	173,400	346,800	—	—	—	—
AIP-Individual (2)	N/A	N/A	0	115,600	173,400	—	—	—	—
2013 EIP-RSU (3)	03/06/2015	03/06/2015	—	—	—	—	10,531	—	357,633
2013 EIP-PSU (4)	03/06/2015	03/06/2015	—	—	—	3,159	10,531	15,797	439,205
Gerardo I. Lopez
AIP—Company (1)(6)	N/A	N/A	0	995,000	1,990,000	—	—	—	—
2013 EIP-RSU (3)	03/06/2015	03/06/2015	—	—	—	—	27,156	—	922,218
2013 EIP-PSU (4)(6)	03/06/2015	03/06/2015	—	—	—	8,147	27,156	40,734	922,218

(1)
These awards were made under the provisions of the Annual Incentive Compensation Program. The company component payout was on a scale ranging from 0% to 200% of target based on adjusted EBITDA for AIP ranging from a threshold of $385,504,000 to a maximum of $578,257,000. No company performance component of the AIP would be paid below attainment of $385,504,000 of threshold adjusted EBITDA; upon attainment of $481,881,000 of targeted adjusted EBITDA for AIP, the Company would pay 100% of target payout; and upon attainment of $578,257,000 of maximum adjusted EBITDA for AIP, each Named Executive Officer would receive the maximum potential bonus of 200% of target payout. See "Compensation Discussion and Analysis—Annual Incentive Compensation Program" above.

(2)
The individual component bonus of the AIP for the twelve months ended December 31, 2015 was approved during the first quarter of calendar 2016 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals. Individual component bonuses of the AIP attained by the Named Executive Officers ranged from 100.0% to 120.0% of target. See "Compensation Discussion and Analysis—Annual Incentive Compensation Program" above for the amounts achieved by each Named Executive Officer.

(3)
Amounts shown in this row represent the number and aggregate grant date fair value of RSU awards granted by the Board and the Compensation Committee, in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The grant date fair value of the RSUs was based on the closing price of the Company's common stock on March 6, 2015 of $33.96 per share. See "Compensation Discussion and Analysis—Equity Awards Granted in 2015" above.

(4)
Amounts shown in this row represents the number and aggregate grant date fair value of the PSU awards granted in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The fair value of the PSUs at the grant date was $33.96 per share and was based on the closing price of the Company's common stock on March 6, 2015. The PSUs vested ratably based on a scale ranging from 80% to 120% of the performance target with the vested amount ranging from 30% to 150%. No PSUs would vest if the Company did not achieve the free cash flow threshold performance target of $88,880,000 or the Named Executive Officer's service did not continue through the last day of the performance period, during the twelve months ended December 31, 2015; upon attainment of $88,880,000 of free cash flow performance target, the number of PSUs awarded would be at 30%; upon attainment of $111,100,000 of free cash flow performance target, the number of PSUs awarded would be at 100% of target; and upon attainment of $133,320,000 of free cash flow performance target, each Named Executive Officer would receive the maximum potential award of 150% of targeted PSUs. See "Compensation Discussion and Analysis—Equity Awards Granted in 2015" above for information regarding the grant of the PSU performance target.

(5)
Amounts shown in this row represent the number and aggregate grant date fair value of RSU awards granted by the Board and the Compensation Committee to the Interim Chief Executive Officer and President, in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The grant date fair value of the RSUs was based on the closing price of the Company's common stock on August 7, 2015 of $29.59 per share. See "Compensation Discussion and Analysis—Equity Awards Granted in 2015" above.

(6)
Mr. Lopez resigned from his position as CEO, President, and Director, effective August 6, 2015, and therefore forfeited his AIP and PSU award.

Outstanding Equity Awards at December 31, 2015

              The following table presents information regarding the outstanding equity award held by our Named Executive Officers as of December 31, 2015:

	Stock Awards
Name	Grant Date	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Craig R. Ramsey	08/07/2015	RSU	19,226	$461,424

(1)
Amount shown in this column represents the number of unvested RSU shares. Each RSU will convert into one share of Class A common stock immediately upon vesting which will occur upon the earliest of; (1) the first day of employment of a replacement CEO, (2) March 15, 2016, or (3) the Company's termination of the participant without cause. Mr. Ramsey's shares vested on January 4, 2016. See "Compensation Discussion and Analysis—Equity Awards Granted in 2015" above.

(2)
The fair market value of the RSU was calculated based on the closing price of the Company's common stock on December 31, 2015 of $24.00 per share.

Option Exercises and Stock Vested—Calendar 2015

              There were no options exercised during the twelve months ended December 31, 2015. The following table sets forth information on the vesting of the RSUs and PSUs for each Named Executive Officer during 2015.

	Number of Shares Acquired on Vesting (#)(1)	Value on Vesting ($)(2)
Craig R. Ramsey	23,464	$668,025
John D. McDonald	23,464	563,136
Elizabeth Frank	23,464	563,136
Mark A. McDonald	23,464	563,136
Gerardo I. Lopez	27,156	651,744

(1)
The amount in this column reflects the number of shares underlying the RSUs and PSUs that vested during the twelve months ended December 31, 2015.

(2)
The aggregate value upon vesting was calculated by multiplying the closing price of the Company's common stock of $24.00 on the vesting date of December 31, 2015 by the number of shares acquired on vesting, except for Mr. Ramsey's RSUs, which vested on March 6, 2015 and was valued using the closing price of the Company's common stock of $33.96 on March 6, 2015. See "Compensation Discussion and Analysis—Equity Awards Granted in 2015" above.

Pension Benefits

              The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	$304,454
	Supplemental Executive Retirement Plan	12.00	157,857
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	652,521
	Supplemental Executive Retirement Plan	31.05	338,327
Elizabeth Frank	—	—	—
Mark A. McDonald	Defined Benefit Retirement Income Plan	26.60	518,434
	Supplemental Executive Retirement Plan	26.60	251,446
Gerardo I. Lopez	—	—	—

(1)
The number of years credited service represents the numbers of years of service through December 31, 2006, the date the plans were frozen.

(2)
The accumulated benefit was based on service and earnings considered by the plans for the period through December 31, 2015. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption was 4.1%. The post-retirement mortality assumption was based on the RP-2015 Mortality Table.

Pension and Other Retirement Plans

              We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which certain of the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have a non-qualified supplemental defined-benefit plan that permits the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. The material terms of the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan are described below.

              AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

              The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the Defined Benefit Retirement Income Plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

              AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

              Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

              The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan, each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan) or equal semi-annual installments over a period of two to ten years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

              If a participant's employment with AMC terminates for any reason before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

Nonqualified Deferred Compensation

              AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during the twelve months ended December 31, 2015 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals under certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

              The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during the twelve months ended December 31, 2015:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Balance at Last FYE ($)(5)
Craig R. Ramsey	$21,911	$693,025	$(4,165)	$2,093,762
John D. McDonald	117,959	568,136	(7,728)	2,521,545
Elizabeth Frank	294,419	563,136	(6,476)	1,874,926
Mark A. McDonald	85,692	568,136	(12,890)	2,574,479
Gerardo I. Lopez	242,788	27,156	(19,137)	3,762,789

(1)
These amounts represent payroll deductions for the applicable executive and are therefore included in the Summary Compensation Table.

(2)
Due to their deferred settlements, these amounts represent the RSUs and PSUs that vested during the twelve months ended December 31, 2015. The RSUs and PSUs will not be settled, and will be non-transferable, until the third anniversary of the grant date of March 6, 2015.

  The fair value upon vesting was calculated by multiplying the closing price of the Company's common stock of $24.00 on the vesting date of December 31, 2015 by the number of shares vested.

(3)
These amounts include nonqualified deferred compensation payments for Mr. Ramsey of $25,000, Mr. John McDonald of $5,000, and Mr. Mark McDonald of $5,000, related to the termination of the AMC Postretirement Medical Plan. See "Summary Compensation Table" for further information.

(4)
There were no above market earnings on deferred compensation in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table during the twelve months ended December 31, 2015.

(5)
The amounts reported include amounts included in Summary Compensation Table for current and prior years.

Potential Payments Upon Termination or Change of Control

              The following tables describe potential payments and other benefits that would have been received or receivable by each Named Executive Officer or his or her estate under the officer's employment agreement or related plans and agreements if employment had been terminated under various circumstances on December 31, 2015:

	Termination Following A Change of Control ($)	Death or Disability ($)	Termination with Good Reason by Employee ($)	Termination Without Cause by Company ($)	Retirement ($)
Craig R. Ramsey
Base Salary	1,100,000	1,100,000	—	1,100,000	—
AIP	—	—	—	—	550,000

Total	1,100,000	1,100,000	—	1,100,000	550,000

John D. McDonald
Base Salary	1,010,000	1,010,000	—	1,010,000	—
AIP	—	—	—	—	353,500

Total	1,010,000	1,010,000	—	1,010,000	353,500

Elizabeth Frank
Base Salary	—	—	998,000	998,000	—
AIP	—	—	—	—	—

Total	—	—	998,000	998,000	—

Mark A. McDonald
Base Salary	889,200	889,200	—	889,200	—
AIP	—	—	—	—	289,000

Total	889,200	889,200	—	889,200	289,000

Gerardo I. Lopez
Base Salary	—	—	—	—	—
Special Incentive Bonus	—	—	—	—	—
AIP	—	—	—	—	—

Total	—	—	—	—	—

              In the event Mr. Ramsey's, Mr. John McDonald's, or Mr. Mark McDonald's employment is terminated as a result of the executive's death, "Disability", or by the Company without "Cause" (as those terms are defined in the paragraph below and in the applicable employment agreement) the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. Following a Change in Control (as defined in the paragraph below and in the applicable employment agreement), if the executive resigns in response to a substantial adverse alteration in responsibilities, reduction in base salary, or a material reduction in benefits, the executive is entitled to a lump cash severance payment equal to two years of his base salary then in effect. If the executive retires, he is entitled to a payment equal to a pro rata share of his AIP at target for the year in which he retires.

              The employment agreements for Mr. Ramsey, Mr. John McDonald and Mr. Mark McDonald define Disability as the executive's incapacity due to physical or mental illness and the executive has not been regularly performing his duties and obligations for a period of 120 consecutive days. Cause is defined as a willful and continued failure by the executive to perform substantially his duties with the Company or the willful engaging by the executive in misconduct which is materially and demonstrably injurious to the Company. Change of Control is defined as a merger or similar transaction, provided the executive terminates his employment subsequent to a Change of Control within 60 days of the occurrence of any such event; (i) a substantial adverse alteration in executive's responsibilities from those in effect immediately prior to the Change of Control; (ii) a reduction in base salary below the rate that is in effect immediately prior to the Change of Control; or (iii) a material reduction in the benefits provided to the Executive by the Company prior to the Change of Control.

              Ms. Frank is entitled to receive cash severance payments equal to two years of her base salary in the event of termination by the Company without "Cause" or by Ms. Frank for "Good Reason" (as such term is defined in the her employment agreement).

              Per Ms. Frank's employment agreement, Cause shall mean, as reasonably determined by the Board based on information that one or more of the following has occurred, the executive has; (i) committed a felony or similar crime; (ii) engaged in acts of fraud, dishonesty, gross negligence or other misconduct; (iii) willfully failed to perform her duties under the agreement; or (iv) breached any provision, materially breached any contract or breached any material written Company policy. Good Reason shall mean a termination of the executive's employment by means of resignation by the executive after the occurrence of any one of the following conditions; (i) a material diminution in the executive's rate of base salary; (ii) a material diminution in the executive's authority, duties, or responsibilities; (iii) a material change in the geographic location of the executive's principal office with the Company; or (iv) a material beach of the employment agreement by the Company.

              Mr. Lopez resigned from his position as CEO, President, and director, effective August 6, 2015. As a result, there were no potential payments upon termination or change of control at December 31, 2015.

              Acceleration of RSU and PSU Settlements.    The vested RSUs and the vested PSUs granted to all Named Executive Officers shall be settled within 60 days following the occurrence of any one of the following conditions; (i) termination by the Company, other than for Cause; (ii) death; or (iii) disability. Additionally, Mr. Lopez's and Ms. Frank's vested RSUs and vested PSUs shall be settled within 60 days following his or her resignation with Good Reason. For Mr. Ramsey, Mr. John McDonald, and Mr. Mark McDonald, the vested RSUs and the vested PSUs awarded in 2014, shall also be settled within 60 days following the occurrence of any one of the following conditions; (i) resignation, other than following a Change of Control; or (ii) retirement. For Mr. Ramsey, Mr. John

McDonald, and Mr. Mark McDonald, the vested RSUs and the vested PSUs awarded in 2015, shall also be settled within 60 days following his resignation following a Change of Control.

              Because these amounts are already earned, they are not included in the table above. See "Summary Compensation Table" and "Non-Qualified Deferred Compensation Table" for a discussion of these awards.

              Mr. Aron's Employment Agreement.    Pursuant to his employment agreement, if Mr. Aron is terminated as a result of his death or disability or without cause or for good reason, he will receive a pro rata portion of any incentive bonus for the year in which he was terminated if the applicable targets are met. In addition, upon his termination without cause or for good reason or as a result of the Company not renewing his contract, or not renewing it on comparable terms (each an "Involuntary Termination"), Mr. Aron will be entitled to an amount equal to 1.5 times his Base Salary plus one of the following amounts, as applicable: (1) 1.875 times his Base Salary if he is terminated on or before December 31, 2016; (2) 1.5 times the Incentive Bonus paid to Mr. Aron for the fiscal year ending in December 31, 2016 if he is terminated during the period from January 1, 2017 to December 31, 2017; or (3) 1.5 times the average of the Incentive Bonuses paid to Mr. Aron during the 24 months preceding the date of Mr. Aron's termination, if the termination occurs on or after January 1, 2018 (the "Severance Benefit"). The Severance Benefit will be paid equally over a 24-month period. In addition, upon an Involuntary Termination, Mr. Aron will be paid $6,000,000 of value, through a combination of RSUs vesting and cash payments, over a 3-year period following termination. Upon an Involuntary Termination, AMCH will also pay Mr. Aron an amount equal to the full cost of his medical insurance for a period of 18 months.

 PROPOSAL 3
NON-BINDING ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

              As we discussed in the "Compensation Discussion and Analysis" above, the Company's compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "say-on-pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

                "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives."

              This vote is advisory and non-binding, but our Board and the Compensation Committee will consider stockholders' concerns and evaluate whether actions are necessary to address those concerns.

              The Board recommends a vote "FOR" approval of the compensation of our Named Executive Officers, as disclosed in this proxy statement on an advisory basis.

 OTHER INFORMATION

              The Company's audited consolidated financial statements are included in the Annual Report on Form 10-K for calendar 2015 filed with the SEC, 100 F Street N.E., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the heading "Availability of Report on Form 10-K."

Costs of Proxy Statement

              The Company bears the cost of preparing, assembling and mailing this proxy statement and any other proxy materials transmitted on behalf of our Board. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

Delivery of Stockholder Documents

              The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

              A number of brokers with accounts will be householding our proxy materials to the extent stockholders have given their prior express or implied consent in accordance with SEC rules. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker to discontinue householding and direct your written request to receive a separate notice of internet availability of proxy materials or proxy statement and annual report to the Company at: AMC Entertainment Holdings, Inc., Attention: Investor Relations, One AMC Way, 11500 Ash Street, Leawood, KS 66211, or by calling (913) 213-4000. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should contact their broker.

 STOCKHOLDER PROPOSALS

              In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of calendar 2016, we must receive it no later than November 23, 2016. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between February 24, 2017 and March 27, 2017; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

AVAILABILITY OF REPORT ON FORM 10-K

              Upon your written request, we will provide to you a complimentary copy of our 2015 Annual Report on Form 10-K (without exhibits and separate financial statements of non-consolidated subsidiaries) as filed with the SEC. We will provide you a copy of the exhibits and separate financial statements of non-consolidated subsidiaries to our 2015 Annual Report on Form 10-K upon payment of our reasonable duplicating and shipping expenses. Your request should be mailed to AMC's offices, addressed as follows: AMC Entertainment Holdings, Inc., Attention: Investor Relations, One AMC Way, 11500 Ash Street, Leawood, KS 66211. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov and by visiting our Internet web site at www.amctheatres.com and clicking on "Investor Relations," then on "AMC Entertainment Holdings, Inc."

By Order of the Board of Directors,
One AMC Way
11500 Ash Street, Leawood, KS 66211	Senior Vice President, General Counsel and Secretary
March 23, 2016

APPENDIX A

              The following table sets forth our reconciliation of Adjusted EBITDA and Adjusted EBITDA for AIP:

Reconciliation of Adjusted EBITDA for AIP
(unaudited)

(In thousands)	12 Months Ended December 31, 2015	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013
Earnings from continuing operations	$103,856	$63,767	$363,104
Plus:
Income tax provision (benefit) (2)	59,675	33,470	(263,383)
Interest expense	106,088	120,939	140,227
Depreciation and amortization	232,961	216,321	197,537
Impairment of long-lived assets	1,702	3,149	—
Certain operating expenses (3)	16,773	21,686	13,913
Equity in earnings of non-consolidated entities	(37,131)	(26,615)	(47,435)
Cash distributions from non-consolidated entities	34,083	35,243	31,501
Investment income	(6,115)	(8,145)	(2,084)
Other expense (income) (4)	10,684	(8,344)	(127)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs	3,398	1,161	2,883
Stock-based compensation expense (5)	10,480	11,293	12,000

Adjusted EBITDA (1)	$536,454	$463,925	$448,136

Less: cash distributions from non-consolidated entities	(34,083)	(35,243)	(31,501)

Adjusted EBITDA for AIP	$502,371	$428,682	$416,635

              The following table sets forth our reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(unaudited)

(In thousands)	12 Months Ended December 31, 2015	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013
Net cash provided by operating activities	$467,557	$297,302	$357,342
Plus:
Equity in earnings from equity method investees	(27,528)	(26,513)	(27,824)
Deferred rent (excluding digital equipment rent)	24,227	19,340	12,271
Net periodic benefit costs	18,208	3,418	(973)
Change in working capital, accruals and other	(4,667)	75,317	(58,869)
General and administrative expense: merger, acquisition and transaction costs	3,398	1,161	2,883
Investment income	(6,115)	(8,145)	(2,084)
Gain from discontinued operations	—	(313)	(1,296)
Capital expenditures (excluding change in construction payables)	(338,813)	(275,090)	(270,884)
Principal payments under Term Loan	(5,813)	(7,750)	(7,813)
Principal payments under capital and financing lease obligations	(7,840)	(6,941)	(6,446)
Principal payments under promissory note	(1,389)	(1,389)	—

Free Cash Flow (6)	$121,225	$70,397	$(3,693)

              The following table sets forth our reconciliation of Adjusted EBITDA to Free Cash Flow:

Reconciliation of Adjusted EBITDA to Free Cash Flow
(unaudited)

(In thousands)	12 Months Ended December 31, 2015	12 Months Ended December 31, 2014	12 Months Ended December 31, 2013
Adjusted EBITDA	$536,454	$463,925	$448,136
Minus:
Cash distributions from non-consolidated entities	34,083	35,243	31,501
Income taxes, net	5,351	1,084	1,646
Cash interest expense	105,286	125,549	151,629
Capital expenditures (excluding change in construction payables)	338,813	275,090	270,884
Landlord contributions	(83,346)	(59,518)	(18,090)
Principal payments under Term Loan	5,813	7,750	7,813
Principal payments under capital and financing lease obligations	7,840	6,941	6,446
Principal payments under promissory note	1,389	1,389	—

Free Cash Flow (6)	$121,225	$70,397	$(3,693)

1)
We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt and because we utilize them for our performance based annual incentive plan and stock-based compensation programs.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•
does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•
does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes income tax payments that represent a reduction in cash available to us; and

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)
During the twelve months ended December 31, 2013, we reversed our recorded valuation allowance for deferred tax assets. We generated sufficient earnings in the United States federal and state tax jurisdictions where we had recorded valuation allowances to allow us to conclude that we did not need valuation allowances in these tax jurisdictions. This reversal is reflected as a non-cash income tax benefit recorded during the twelve months ended December 31, 2013.

3)
Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

4)
Other expense for the twelve months ended December 31, 2015 was due to a net loss on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2020 and modification of our Senior Secured Credit Agreement. Other income for the twelve months ended December 31, 2014 was due to net gains on extinguishment of indebtedness related to the cash tender offer and redemption of the Notes due 2019.

5)
Non-cash expense included in General and Administrative: Other.

6)
Free Cash Flow is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to cash flows from operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). We define free cash flow as adjusted EBITDA minus the sum of cash distributions from non-consolidated entities, cash taxes, cash interest, capital expenditures (excluding change in construction payables) net of landlord contributions, mandatory payments of principal under any credit facility and payments under capital lease obligations and financing lease obligations. This non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies. We have included Free Cash Flow as we believe it provides a useful measure of cash flows generated by our operations, because it is used by management to assess the liquidity of our Company and because we utilize them for our performance based annual incentive plan and stock-based compensation programs.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 029MCB 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board recommends a vote FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3. For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016. For Against Abstain 3. Say on Pay - An advisory vote to approve the compensation of named executive officers. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Mr. Lin (Lincoln) Zhang 02 - Mr. Adam Aron 1. Election of Directors for terms expiring at the 2019 Annual Meeting. For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 03 - Mr. Jack Gao For Withhold Admission Ticket qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2016 Vote by Internet • Go to www.envisionreports.com/AMC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. 2016 Annual Meeting of Stockholders AMC Theatre Support Center One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Proxy Solicited by Board of Directors for Annual Meeting — April 26, 2016 Kevin Connor, Craig Ramsey, Michael Zwonitzer, or any of them, each with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc. to be held on April 26, 2016 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — AMC Entertainment Holdings, Inc. 2016 Annual Meeting Admission Ticket 2016 Annual Meeting of AMC Entertainment Holdings, Inc. Stockholders Tuesday, April 26, 2016, 4:00 p.m. Central Time AMC Theatre Support Center One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Upon arrival, please present this admission ticket and photo identification at the registration desk. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 029MDB 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board recommends a vote FOR all the nominees in Proposal 1 and FOR Proposals 2 and 3. For Against Abstain 2. Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016. For Against Abstain 3. Say on Pay - An advisory vote to approve the compensation of named executive officers. 01 - Mr. Lin (Lincoln) Zhang 02 - Mr. Adam Aron 1. Election of Directors for terms expiring at the 2019 Annual Meeting. For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 03 - Mr. Jack Gao For Withhold

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . 2016 Annual Meeting of Stockholders AMC Theatre Support Center One AMC Way, 11500 Ash Street, Leawood, Kansas 66211 Proxy Solicited by Board of Directors for Annual Meeting — April 26, 2016 Kevin Connor, Craig Ramsey, Michael Zwonitzer, or any of them, each with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of AMC Entertainment Holdings, Inc. to be held on April 26, 2016 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy — AMC Entertainment Holdings, Inc.